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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Walter Energy, Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 23, 2010

To Our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Walter Energy, Inc. to be held at 10 a.m., local time, on Wednesday, April 21, 2010 at the Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244.

        The enclosed Notice of Meeting and Proxy Statement detail the business to be conducted.

        Your vote, whether in attendance on April 21, or by proxy, is important. The Board of Directors urges you to vote your shares via the Internet, by telephone, by mail or by written ballot at the annual meeting.

        For those of you who are able to join us in Birmingham, there will be an opportunity for you to meet with management, the Board of Directors and your fellow shareholders, hear our 2009 state of the Company report and, importantly, vote your shares. If you are unable to join us in person, I urge you to submit your proxy as soon as possible. If you are unable to attend, a live and archived audio webcast of the Annual Meeting will be available on our web site at www.walterenergy.com.

        Thank you for your continued support of Walter Energy, Inc.

Sincerely,

MICHAEL T. TOKARZ Chairman

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
WALTER ENERGY, INC.

4211 W. Boy Scout Blvd.
Tampa, Florida 33607

Date:
Wednesday, April 21, 2010

Time:
10:00 a.m. (Central Daylight Time)

Place:
Wynfrey Hotel
1000 Riverchase Galleria
Birmingham, Alabama 35244

Business of the Annual Meeting of Stockholders

At the meeting, stockholders will be asked to:

(1)
elect the eight members to the Board of Directors listed herein to serve for the ensuing year;

(2)
ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the Company for the 2010 fiscal year; and

(3)
to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        Only stockholders who owned shares of our common stock at the close of business on March 3, 2010, are entitled to notice of and to vote at this Annual Meeting or any adjournments or postponements that may take place.

        This Notice, Proxy Statement and proxy card is first being mailed to stockholders on or about March 25, 2010. The Annual Report of the Company for the fiscal year ended December 31, 2009 is also enclosed.

By Order of the Board of Directors

CATHERINE C. BONA
Secretary
March 23, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 21, 2010.

This Notice and Proxy Statement and the Company's Annual Report on Form 10-K for the year-ended December 31, 2009 are available at www.proxyvote.com.

Copies of our Annual Report on Form 10-K for the year-ended December 31, 2009, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to: Corporate Secretary, 4211 W. Boy Scout Blvd., Tampa, Florida 33607

Proxy Statement

4211 W. Boy Scout Blvd.
Tampa, Florida 33607

PROXY STATEMENT

        The Company is furnishing you with this Proxy Statement in connection with the solicitation by the Board of Directors (the "Board" or "Board of Directors") of Walter Energy, Inc. (the "Company") of proxies for its annual meeting of Stockholders to be held on Wednesday, April 21, 2010 at 10:00 a.m., Central Daylight Time (the "Annual Meeting") at the Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244. The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

General Information About the Annual Meeting

When and where is the Annual Meeting?

We will hold the Annual Meeting of stockholders on Wednesday, April 21, 2010 at 10:00 a.m., Central Daylight Time, at the Wynfrey Hotel, 1000 Riverchase Galleria Birmingham, Alabama 35244.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the meeting if you were a holder of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on March 3, 2010 (the "Record Date"). Each share of Common Share is entitled to one vote on each proposal presented at the Annual Meeting.

How many shares are eligible to vote?

On the Record Date there were 53,553,334 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

What will I be voting on?

You will be voting on:

  •
  the election of 8 director nominees; and

  •
  the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2010 fiscal year.

Why should I vote?

Your vote is very important regardless of the number of shares you hold. The Board of Directors strongly encourages you to exercise your right to vote as a stockholder of the Company.

How does the Board recommend that I vote?

The Board recommends that you vote:

  •
  FOR each of the nominees for director; and

  •
  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

How do I vote?

You can vote your shares:

  •
  via Internet at www.proxyvote.com;

  •
  by telephone at 1-800-690-6903;

  •
  by mail; or

  •
  in person at the Annual Meeting.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank.

What do I do if my shares are held at a bank or brokerage firm?

If your shares are held by a bank or brokerage firm, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

What level of stockholder vote is needed to elect directors?

Each share of our Common Stock is entitled to one vote with respect to the election of directors. In order to be elected, each director must receive a majority of the issued and outstanding shares of our Common Stock present at the Annual Meeting, in person or by proxy. Abstentions from voting and broker non-votes will have the same effect as a vote against the proposal. Brokers, as nominee for the owner, may not exercise discretion in voting on this matter and may only vote as instructed by the owner of the shares on this proposal.

What level of stockholder vote is needed to ratify the appointment of our independent registered public accounting firm?

Each share of our Common Stock is entitled to one vote with respect to the ratification of the appointment of Ernst & Young LLP as our Company's independent registered public accounting firm. A majority of the shares present at the Annual Meeting in person or by proxy is required to ratify the appointment. Abstentions from voting will have the same effect as a vote against the proposal. Brokers, as nominee for the owner, may exercise discretion to vote without instruction of the owner of the shares on this proposal.

Can I change my vote?

At any time before the voting polls are closed at the Annual Meeting you may change your vote by:

  •
  voting at a later time by telephone or Internet;
  •
  writing to our Corporate Secretary:

    Catherine C. Bona, Walter Energy, Inc.
    4211 W. Boy Scout Blvd.,
    Tampa, Florida 33607; or

  •
  giving notice of revocation to the Inspector of Election at the Annual Meeting.

Who will count the votes?

The votes are counted by Broadridge Financial Solutions, an independent tabulator appointed by the Board to act as the Inspector of Election. The Inspector of Election shall have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

What happens if other matters come up at the Annual Meeting?

The matters described in the Notice of Annual Meeting are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card or voting instruction form will vote your shares according to their best judgment.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders of the Company and persons holding validly executed proxies from stockholders who owned our Common Stock as of the Record Date.

If you are a stockholder of the Company, you must bring certain documents with you in order to be admitted to the Annual Meeting. The purpose of this requirement is to help us verify that you are actually a stockholder. Please read the following carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the Annual Meeting, you must provide proof of your ownership of our Common Stock (such as a brokerage account statement or the voting instruction form provided by your broker) and a form of government-issued personal identification (such as a driver's license or passport) for admission to the meeting. If you wish to vote at the Annual Meeting you will have to provide evidence that you owned shares of our Common Stock as of Record Date. If you own your shares in the name of a bank or broker, and you wish to be able to vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from the bank or broker, indicating that you owned shares of our Common Stock as of the Record Date.

Failure to provide adequate proof that you were a stockholder on the Record Date may prevent you from being admitted to the Annual Meeting.

Who pays for the proxy solicitation related to the Annual Meeting?

The cost of soliciting proxies will be borne by the Company. In addition to sending you these materials by mail, the Company may use the services of its officers and other employees of the Company who will receive no compensation for their services, other than their regular compensation, to contact you personally, by telephone, in writing or in person. We will also reimburse banks, brokers and other fiduciaries for their reasonable costs in forwarding these materials to the beneficial owners of our Common Stock.

ITEM 1—ELECTION OF DIRECTORS

        Our Board of Directors is currently comprised of nine members, each of whom will serve until the Annual Meeting and until his successor shall have been elected and qualified. One member, Victor P. Patrick, will not be standing for re-election at the Annual Meeting. On March 5, 2010, the Board approved a resolution that effective upon the election of directors at the Annual Meeting the number of directors that shall constitute the Board will be eight.

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors is nominating eight individuals named in this Proxy Statement for election as Directors. The director nominees for election are named below. Each nominee is currently a member of the Board. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified.

        Our Board of Directors seeks to ensure that the Board is composed of members whose experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure. In assessing the experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board of Directors to conclude that each director has the appropriate qualifications to serve as a director of the Company, the Board focused primarily on the information discussed in each of the director nominees' individual biographies set forth on pages 5-8. Our Board is comprised of active and former CEOs, Presidents and CFOs of major corporations and individuals with experience in international business, energy and natural resources, manufacturing, operations, finance, marketing and investment banking. As such, the members of our Board have a deep working knowledge of matters common to large companies, including experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, public affairs and legal matters. In addition, many of our directors also serve or have previously served on the boards of one or more other publicly traded companies. The Board believes that the Company benefits from the experiences gained by its members from serving on those boards.

        In addition to the information discussed in each of the director nominees' individual biographies, the Board also considered a number of competencies that it believes each director nominee demonstrates, including a reputation for integrity and honesty; prominence in the business, institutions or the professions each serve; an ability to exercise sound and independent business judgment; relevant knowledge about the issues affecting the Company's businesses and industry; and a commitment of service to the Company and the Board. In particular, with regard to Mr. Clark, the Board considered his significant experience in investment banking and capital markets, and his valuable knowledge of executive management and corporate governance based on his career with major multinational investment banking and financial service corporations. The Board considered the broad perspective brought by Mr. Kolb in accounting and financial reporting matters and his extensive experience in audit, finance, compensation matters, and executive management based on his 41-year career with the global accounting and tax firm now known as Deloitte & Touche LLP. With regard to Messrs. Kriegshauser and Wagner, the Board considered their extensive experience in financial reporting, operations and executive management, which with regard to Mr. Kriegshauser includes accounting specialization in the mining industry and with regard to Mr. Wagner includes specialization in lending and funding. The Board considered the significant experience brought by Mr. Leonard in executive management, operations, marketing, transportation, logistics and public affairs based on his career with major corporations serving large consumer and high tech commercial markets. With regard to Mr. Richmond, the Board considered the many years of operational and executive management experience he has with the Company, along with his relationships with other coal mining and natural gas executives based on the professional associations developed over his 44 years in the mining industry. With regard to Mr. Rethore, the Board considered his many years of experience, early in consulting and, later with large multinational manufacturing and mining corporations and his experience with international operations and markets as providing a valuable understanding of international business, corporate affairs, human resources, executive compensation and performance management. The Board also considered the significant experience brought by Mr. Tokarz in mergers and acquisitions, corporate finance, banking and executive management based on his serving as a member of a private merchant bank, a director of an investment company and a former general and administrative partner of Kohlberg Kravis Roberts & Co., a private equity firm specializing in management buyouts.

NOMINEES FOR DIRECTOR

HOWARD L. CLARK, JR.
Director since 1995
Member—Nominating and Corporate Governance Committee, Chair
                    Environmental, Health & Safety Committee
                    Executive Committee
Mr. Clark, 66, has been Vice Chairman of Barclays Capital, the investment banking division of Barclays Bank PLC, since September 2008. Prior to joining Barclays Capital, Mr. Clark was Vice Chairman of Lehman Brothers Inc., an international investment banking firm, from 1993 until 2008, and Chairman and Chief Executive Officer of Shearson Lehman Brothers Holding, Inc., an investment banking firm, from 1990-1993. Mr. Clark was previously at American Express Company, an international financial services and travel company, holding various senior executive positions, including Executive Vice President and Chief Financial Officer. Mr. Clark received a MBA from Columbia University, Graduate School of Business.

        During the last five years, Mr. Clark has served as a director of Mueller Water Products, Inc., a manufacturer and marketer of water infrastructure and flow control products (2006-present), United Rentals, Inc., an equipment rental company (2004-present), White Mountains Insurance Group, Ltd., an international financial services and insurance holding company (1993-present), Lehman Brothers Inc. (1993-2008), an investment banking firm, and Maytag Corp. (1986-2006), a leading manufacturer of residential and commercial appliances.

        Mr. Clark was neither an executive officer nor director of Lehman Brothers Holdings Inc., the parent corporation of Lehman Brothers Inc., which filed for bankruptcy protection on September 15, 2008. On September 19, 2008 the Securities Investor Protection Corporation filed a proceeding in the U.S. District Court for the Southern District of New York placing Lehman Brothers Inc. in liquidation under the Securities Investor Protection Act ("SIPA"). On September 22, 2008, Lehman Brothers Inc. sold most of its assets to Barclays Capital, Inc. This sale had been approved by the U.S. Bankruptcy Court for the Southern District of New York in connection with the SIPA proceeding and the bankruptcy proceedings of Lehman Brothers Holdings Inc.

JERRY W. KOLB
Director since 2003
Member—Audit Committee, Chair
                    Compensation and Human Resources Committee
Mr. Kolb, 74, was a general partner and the Vice Chairman of Deloitte & Touche LLP from 1986 until his retirement in 1998. Deloitte & Touche LLP (and its predecessor Deloitte Haskins & Sells) is a registered public accounting firm providing audit, consulting, financial advisory, risk management and tax services. In addition to his position as Vice Chairman, Mr. Kolb served as Chief Financial Officer of Deloitte from 1985 through 1992 and Chief Administrative Officer from 1985 through 1991. Mr. Kolb joined Deloitte in 1957. Mr. Kolb is a certified public accountant and received a MBA in Finance from DePaul University.

        During the last five years, Mr. Kolb has served as a director of Mueller Water Products, Inc., a manufacturer and marketer of water infrastructure and flow control products (2006-present).

PATRICK A. KRIEGSHAUSER
Director since 2006
Member—Audit Committee
                    Environmental, Health & Safety Committee, Chair

Mr. Kriegshauser, 48, has been Executive Vice President, Chief Financial Officer and a principal owner of Sachs Electric Company, a specialty electrical and design firm, since February 2000. From 1985 to 2000, Mr. Kriegshauser served in various executive capacities for Arch Coal, Inc., a steam coal producer, last serving as Senior Vice President and Chief Financial Officer from 1996 through 2000. Mr. Kriegshauser is a certified public accountant and received a MBA from Southern Illinois University.

        During the last five years, Mr. Kriegshauser has not served as a member of any other public company boards.

JOSEPH B. LEONARD
Director since 2009, June 2005-April 2007
interim Chief Executive Officer

Mr. Leonard, 66, was named interim Chief Executive Officer of the Company effective March 12, 2010. Mr. Leonard previously served as Chairman of AirTran Holdings, Inc., an airline holding company, from 2007 until his retirement in June 2008. From 1999 through 2007, he served as Chairman and Chief Executive Officer of AirTran Holdings, Inc., with the additional title of President from 1999 through 2001. From 1993 to 1998, Mr. Leonard served in various executive positions with Allied Signal Aerospace, a diversified global technology and manufacturing leader of aerospace products, last serving as President and Chief Executive Officer of its Marketing, Sales and Service Divisions.

        During the last five years, Mr. Leonard has served as a director of Air Canada, a full service airline company (2008-present) and Mueller Water Products, Inc., a manufacturer and marketer of water infrastructure and flow control products (2006-present).

BERNARD G. RETHORE
Director since 2002
Member—Compensation and Human Resources Committee, Chair
                    Executive Committee
                    Nominating and Corporate Governance Committee
Mr. Rethore, 68, has been Chairman of the Board, Emeritus of Flowserve Corporation, a manufacturer of pumps, valves, seals and components, since April 2000. From January 2000 to April 2000 he served as Flowserve Corporation's Chairman. He had previously served as Chairman and Chief Executive Officer of Flowserve Corporation from July 1997 through January 2000 and held the additional title of President from October 1998 to July 1999. Mr. Rethore served as Chairman of BP/IP, Inc., a supplier of fluid transfer and control systems to the power and petroleum industries, in 1997, also serving as President, Chief Executive Officer and a director from 1995 through 1997 until its merger with Flowserve. From 1989-1995, Mr. Rethore was with Phelps Dodge Corporation, a copper producer, metals and chemical manufacturer, holding various senior executive positions, including Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries. Mr. Rethore received a MBA in accounting from the Wharton School, University of Pennsylvania.

        During the last five years, Mr. Rethore has served as a director of Belden, Inc., a manufacturer of signal transmission products (1997-present), Dover Corp., a manufacturer of a wide range of proprietary products (2001-present), Mueller Water Products, Inc., a manufacturer and marketer of water infrastructure and flow control products (2006-present) and Maytag Corp. (1994-2006), a leading manufacturer of residential and commercial appliances.

GEORGE R. RICHMOND
Director since 2006
President and Chief Operating Officer

Mr. Richmond, 59, was named President and Chief Operating Officer of the Company on September 8, 2009. Mr. Richmond previously served as Chief Executive Officer of Jim Walter Resources, Inc. from 2006 to September 2009 and President and Chief Operating Officer of Jim Walter Resources, Inc. since 1997. Mr. Richmond has over 44 years experience in deep underground longwall mining, having joined Jim Walter Resources, Inc. in 1978 after 13 years in various engineering and management capacities for Great Britain's National Coal Board (now known as British Coal). Mr. Richmond is a member of the Board of Directors of the National Mining Association; the Alabama Coal Association, serving as Chairman from 2004-2006; and the Business Council of Alabama. Mr. Richmond received a national diploma in Mining Engineering from Doncaster College, Yorkshire, UK, a bachelor degree in Mechanical Engineering from the University of Bradford, Yorkshire, UK, and a Government Certificate in Safety and Law from the National Coal Board.

        During the last five years, Mr. Richmond has not served as a member of any other public company boards.

MICHAEL T. TOKARZ
Director since 1987
Chairman and Presiding Director

Member—Compensation and Human Resources Committee
                    Executive Committee, Chair
                    Nominating and Corporate Governance Committee
Mr. Tokarz, 60, has served as the Company's non-executive Chairman since December 2006. Since 2002, Mr. Tokarz has been a member of the Tokarz Group, LLC, a private merchant bank. Prior to this, from 1996, Mr. Tokarz was a senior General Partner and Administrative Partner at Kohlberg Kravis Roberts & Co., a private equity firm specializing in management buyouts. Mr. Tokarz received a MBA in finance from the University of Illinois.

        During the last five years, Mr. Tokarz has served as a director of Conseco, Inc., an insurance provider (2003-present), Dakota Growers Pasta Company, Inc., a manufacturer and marketer of dry pasta products which announced March 10, 2010 that it has entered into a definitive purchase agreement with a buyer who will acquire all of the outstanding shares of the company in the form of a tender offer to shareholders (2004-present), IDEX Corporation, a manufacturer of engineered specialty industrial products (1987-present), MVC Capital, Inc., a registered investment company, (2004-present), Mueller Water Products, Inc., a manufacturer and marketer of water infrastructure and flow control products (2006-present), and Walter Investment Management Corp., a REIT (2009-present).

A. J. WAGNER
Director since 2007
Member—Audit Committee
                    Environmental, Health & Safety Committee
Mr. Wagner, 59, has served as President and CEO of AJ Wagner & Associates, LLC, a business consulting organization specializing in automotive, financial, lending and insurance advisory services since 2007. From 1973 until his retirement in 2006, Mr. Wagner served in various executive capacities for Ford Motor Company, a global automotive company, culminating in his appointment as President of Ford Motor Credit North America and Vice President of Ford Motor Company. Mr. Wagner received a MBA from the University of Detroit.

        During the last five years, Mr. Wagner served as a director of Lithia Motors, Inc., an automotive company (2008-2009).

Required Vote for Approval and Recommendation of the Board of Directors

        In order to be elected, a nominee must receive the vote of a majority of the issued and outstanding shares of our Common Stock present at the Annual Meeting, in person or by proxy. Abstentions from voting, as well as broker non-votes, will have the same effect as a vote against the proposal. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of the nominees listed above.

Our Board of Directors unanimously recommends that stockholders vote "FOR"
the nominees for director.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

        The Board of Directors has general oversight responsibility for the Company's affairs. The Board performs its duties and responsibilities subject to Delaware law, the Company's Amended and Restated Certificate of Incorporation, By-laws and the Corporate Governance Guidelines. The members of the Board are elected by the stockholders to oversee the management and strategic objectives of the Company's businesses to ensure that the long-term interests of the stockholders are being served. The Board's responsibilities include:

  •
  selecting, evaluating and compensating the officers of the Company and planning for senior management succession;

  •
  reviewing and monitoring the development and implementation of the Company's strategic plans and annual business plans;

  •
  reviewing and approving significant corporate undertakings and transactions;

  •
  reviewing assessments of, and advising management with respect to, significant risks and issues facing the Company and strategies for their mitigation; and

  •
  ensuring the establishment of, and monitoring compliance with, processes designed to ensure the integrity of the Company's actions, including its financial statements and financial reporting, its relationships with customers, suppliers and other constituencies, and its compliance with law and its Code of Conduct.

Composition of the Board

        Under our By-laws, the number of directors on our Board is fixed at not less than 5 nor more than 13, and may be increased or decreased from time to time by resolution of our Board. Currently the Board has set the number of directors at nine members. Effective upon the election of directors at the Annual Meeting the number of directors that shall constitute the Board will be eight. Our Board is elected annually and each of our directors stands for election every year.

        Directors are chosen for their ability to contribute to the broad range of issues that come before the Board. Our Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to effectively satisfy its responsibilities to the stockholders. Directors to be nominated for election at the annual stockholders' meeting each year are approved by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers candidates for Board membership primarily from recommendations by third-party executive search firms, however it will also consider candidates recommended by shareholders and management, as well as its members and other Board members. The Nominating and Corporate Governance Committee considers various competencies when considering nominees for Board service, each taken into account at the point in time and to the extent to which a candidate would complement or satisfy a present need on the Board.

        Once the Nominating and Corporate Governance Committee has identified a prospective nominee, including prospective nominees recommended by shareholders, it makes an initial determination as to whether to conduct a full evaluation. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the specific criteria that it has established for the position. In making this determination, the Committee takes into account the information provided to the Committee with the recommendation of the candidate, as well as the Nominating and Corporate Governance Committee's own knowledge and information obtained through inquiries to third parties or as obtained by the third-party executive search firm.

        The Nominating and Corporate Governance Committee has no specific policy regarding diversity with respect to prospective nominees, but rather considers the experience, qualifications, attributes and skills a prospective nominee offers, taking into account the extent the nominee would complement or satisfy a present need on the Board. The Nominating and Corporate Governance Committee considers various factors in its review, including an assessment of the prospective nominee's independence, skills, professional accomplishment and experience, personal and professional integrity, diversity of opinion, relevant knowledge about the issues affecting the Company's businesses and industry and the prospective nominee's ability to dedicate sufficient time to the performance of his or her duties on the Board. If the Nominating and Corporate Governance Committee decides to proceed with further consideration, members of the Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new director.

        A stockholder who wishes to have the Nominating and Corporate Governance Committee consider a prospective nominee should notify the Company's Secretary in writing by delivering a notice that contains the information specified in Section 2 of the Company's By-laws relating to shareholder nominations, along with any supporting material the stockholder deems appropriate. For a description of the procedures to be followed, see "2011 Stockholder Proposals or Nominations."

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines to assist the Board and its committees in the exercise of their responsibilities. The Corporate Governance Guidelines, which can be found on the corporate governance section of the "Investors" page of the Company's website at www.walterenergy.com, set forth guiding principles and provide a flexible framework for the effective governance of the Company. The Corporate Governance Guidelines address Board function and responsibility, management succession, Board membership and independence, Board meetings and committees of the Board, access to management, employees and outside advisors, director orientation and continuing education, and annual performance evaluations. The Nominating and Corporate Governance Committee regularly reviews the Corporate Governance Guidelines, and the full Board approves changes as it deems appropriate. The Board most recently approved changes to the Corporate Governance Guidelines that became effective as of February 19, 2010.

Board Leadership Structure

        The Board does not have a policy as to whether the role of Chairman and principal executive officer should be separate or whether the Chairman should be a management or a non-management director. The Nominating and Corporate Governance Committee may, from time to time, make recommendations to the Board regarding the leadership structure of the Board, including the position of Chairman. The Corporate Governance Guidelines provide that the Board may establish the position of "lead" director or "presiding" director.

        Since 2006, the roles of the Chairman and the Company's principal executive officer have been held separately. The Board believes that this current leadership structure promotes strategy development and execution, and facilitates information flow between management and the Board. Mr. Tokarz serves as non-executive Chairman and Mr. Leonard serves as interim Chief Executive Officer. In addition, the independent directors of the Board have selected Mr. Tokarz to serve as the Presiding Director. In his roles, Mr. Tokarz acts as the key liaison with the Chief Executive Officer, assists in setting the agenda for, and presides over, all meetings of the Board, presides over the executive sessions of the independent directors, communicates the Board of Directors' feedback to the Chief Executive Officer and presides over all meetings of stockholders.

 Director Independence

        Our Corporate Governance Guidelines set forth a principle that a substantial majority of the Board's directors will be considered independent under relevant criteria established by the New York Stock Exchange ("NYSE") listing standards and other governing laws and regulations. The Board currently has six independent directors. The Board has determined that the following directors have no material relationship with the Company and are independent under NYSE listing standards: Messrs. Clark, Kolb, Kriegshauser, Rethore, Tokarz and Wagner. Mr. Leonard, our Company's interim Chief Executive Officer, Mr. Patrick, our former Chief Executive Officer, Chief Financial Officer and General Counsel, and Mr. Richmond, our President and Chief Operating Officer, cannot be deemed independent under the NYSE listing standards due to their employment relationships with the Company. The Board also affirmatively determined that former director Mark J. O'Brien, who served on the Board through April 23, 2009, cannot be deemed independent due to his employment relationship with the Company as the Chairman and Chief Executive Officer of Walter Investment Management LLC, our financing business that was spun-off from the Company on April 17, 2009.

        Pursuant to the NYSE listing standards and the standards established by the Securities and Exchange Commission ("SEC") for members of the Audit committee, and the SEC and the U.S. Internal Revenue Service standards for members of the Compensation and Human Resources Committee, the Board has determined that each of the respective committees is comprised of independent members. In making such determinations, the Board considered transactions occurring in the last 3 years and the relationship between the Company and each of the directors, including all commercial, industrial, banking, charitable, related person and any other relationships that the directors may have with the Company, including the banking and business relationship between the Company and Lehman Brothers, Inc. ("Lehman") and Mr. Clark's position as Vice Chairman of Lehman through September 2008. The Board, in reaching its determination, considered the payment in 2007 of $100,000 of structuring advisory fees in connection with the renewal of Mid-State Trust IX warehouse facility associated with the Company's spun-off financing business and the fact that Mr. Clark received no personal monetary benefit from the fees paid to Lehman by the Company. The Board concluded that the foregoing did not constitute a 'material relationship' with the Company within the meaning of the director independence standards adopted by the NYSE.

        The Board will monitor and review at least once annually commercial, industrial, banking, charitable and other relationships that directors may have with the Company to determine whether the directors are independent in accordance with the rules adopted by the NYSE.

Compensation Committee Interlocks and Insider Participation

        No current member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Certain Relationships and Certain Related Transactions

        Our Code of Conduct requires that all of our employees and directors avoid conflicts of interest, defined as situations where the person's private interests conflict, or even appear to conflict, with the interests of the Company as a whole. At least annually, each director and executive officer completes a detailed questionnaire which, among other things, makes inquiry regarding any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved in an amount that equals or exceeds $120,000, and in which the executive officer, a director or the immediate family member to such executive officer or director, a "related person," has a direct or indirect material interest.

        The Nominating and Corporate Governance Committee receives a report from the Company's legal counsel concerning information obtained from the directors and executive officers, evaluates related party transactions, if any, and as it pertains to directors and their related persons, after considering all the pertinent facts and circumstances, makes a recommendation to the Board regarding the independence of each director nominee.

        If a transaction arises during the year that may require disclosure as a related person transaction, information about the transaction would be provided to the Board in connection with its review, approval or ratification of the transaction. For 2009, we did not enter into and we do not currently propose entering into, any transactions in which the Company or any of its subsidiaries was or is to be a participant, in an amount that equaled or exceeded $120,000, and any director nominee, executive officer or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules.

Board Meetings

        During the fiscal year ended December 31, 2009, there were 14 meetings of the Board and each director attended at least 75% of all meetings of the Board and of the committees of the Board on which he served.

Annual Meeting Attendance

        The Company has a long-standing policy of director attendance at the Annual Meeting. Last year, all of the directors standing for election attended the Annual Meeting.

The Board's Role in Risk Management

        Management is responsible for the day-to-day management of risks the company faces, while the Board of Directors, as a whole and through its committees, has responsibility for oversight of the Company's risk management. In its risk oversight role, and as set out in the Company's Corporate Governance Guidelines, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Each quarter, the Board of Directors receives presentations from senior management on strategic matters involving the Company's operations and considers the risks related to those strategies and business plans.

        In addition, each of our Board committees considers the risks within its areas of responsibility. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses with Management policies with respect to risk assessment and risk management. Additionally, a financial risk assessment is presented to the Audit Committee annually which is used to develop the internal audit plan for the coming year. Material violations of the Company's Code of Conduct and related corporate policies are reported to the Audit Committee. The Compensation and Human Resources Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company's compensation policies and programs and its effectiveness at linking executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance matters. The Environmental Health & Safety Committee assists the Board in fulfilling its oversight responsibilities with respect to risks associated with environmental, health and safety issues.

        To further assist management in fulfilling its responsibilities with respect to risk management, the Company established an Enterprise Risk Committee which is comprised of executives of the Company from various functions and is supported by risk response working groups representing key functions of the organization, each of whom supervises day-to-day risk management throughout the Company. The Enterprise Risk Committee was established to ensure that the Company identifies all potential material risks and implements appropriate mitigation measures. The Enterprise Risk Committee reports directly to the Chief Executive Officer.

Code of Conduct Policy and Compliance Program

        The Board has adopted a Code of Conduct Policy and Compliance Program ("Code of Conduct") which is applicable to all employees, directors and officers of the Company. The Company also has made available an Ethics Hotline, operated by an independent third party provider, where employees may anonymously report violations or suspected violations of the Code of Conduct. The Audit Committee regularly reviews the Code of Conduct and approves changes as it deems appropriate. Changes are reflected in our Code of Conduct and can be viewed on the "Investors" page of our web site at www.walterenergy.com.

Stock Ownership by Directors

        Our Board of Directors is committed to stock ownership as a means to align the Company's performance with the long-term interests of the stockholder. Each independent non-management director is encouraged to own shares of our Common Stock with a value of four times the annual cash retainer paid to non-management directors within the five-year time period following adoption of the policy or their initial election to the Board. Each share of Common Stock owned by such director is deemed to have a value equal to the greater of (1) the trading price of our Common Stock as of the date the applicable share was acquired by the director or (2) the trading price of the share of Common Stock as of the measurement date. Shares of unvested restricted stock units are counted towards meeting these requirements. Each of our independent directors met the stock ownership requirements as of December 31, 2009. Stock ownership levels for our management directors and senior management can be found in the Executive Compensation section of this Proxy Statement.

Communication With the Board

        Stockholders may communicate with the Company through its Investor Relations Department by writing to 4211 W. Boy Scout Blvd., Tampa, Florida 33607, by calling Investor Relations at (813) 871-4027, or by sending an e-mail to investorrelations@walterenergy.com.

        Communication by interested parties for concerns related to the Company's financial statements, accounting practices or internal controls may be made to the Chairman of the Audit Committee, c/o the Company's Secretary at the Company's address: 4211 W. Boy Scout Blvd., Tampa, Florida 33607. Concerns related to the Company's corporate governance practices, business ethics or corporate conduct may be made to the Chairman of the Nominating Committee, c/o the Company's Secretary at the Company's address. Interested parties may also communicate with any of the independent directors, in care of the Company's Secretary at the Company's address. If the correspondence is specifically marked as a confidential communication for the Board (or a specific member of the Board), the Secretary will not open or read the correspondence, but will forward it to the addressee.

Board Committees and Charters

        The Board currently has, and, upon the recommendation of the Nominating and Corporate Governance Committee, appoints the members of, its three standing committees: Audit, Compensation and Human Resources and Nominating and Corporate Governance. The Board has determined that each member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees meets the criteria of an independent director in accordance with NYSE standards and the applicable standards established by the SEC for members of the Audit committee, and the SEC and the U.S. Internal Revenue Service standards for members of the Compensation and Human Resources Committee. The Board has also delegated certain responsibilities and authority to its Environmental, Health & Safety Committee and Executive Committee. Committees regularly report on their activities and actions to the full Board.

        Each of the Board committees is governed by a written charter approved by the Board and each committee conducts an annual evaluation of the committee's performance. The charter for each committee can be viewed on the "Investors" page of our web site at www.walterenergy.com. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work. Below is a summary of the membership and general functions of each respective committee.

Committee and Membership	Committee Functions
Audit Committee Jerry W. Kolb, Chair Patrick A. Krieghauser A.J.Wagner Meetings in 2009: 11 meetings	All of the members of the Audit Committee are independent as defined under the rules adopted by the NYSE, each meet the independence requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and each member of the Audit Committee meets the definition of financial expert under the rules of the Exchange Act.

The primary duties of the Audit Committee are to:

•       assist the Board in fulfilling its responsibility to the Company's stockholders relating to the Company's financial reporting process and systems of internal control

•       determine whether the Company's financial systems and reporting practices are in accordance with applicable requirements

•       approve services and fees of the Company's independent auditors

•       periodically monitor the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has adopted procedures in its charter for pre-approving all audit and permitted non-audit services provided by the Company's independent auditors and may delegate this authority to one or more of its members, provided that such member reports to the Audit Committee at its next meeting with regard to any pre-approval terms. The Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence and also considers whether the independent auditors are able to provide the most effective services, for reasons such as familiarity with the Company's current and past business, accounting systems and internal operations, and whether the services enhance the Company's ability to manage or control risks and improve audit quality.

Committee and Membership	Committee Functions
Compensation and Human Resources Committee Bernard G. Rethore, Chair Jerry W. Kolb Michael T. Tokarz Meetings in 2009: 7 meetings
All of the members of the Compensation and Human Resources Committee are independent as defined under the rules adopted by the NYSE and all qualify as outside directors under the regulations to Section 162(m)  of the Internal Revenue Code and "Non-Employee Directors" under Rule 16b-3 under the Exchange Act.

The primary duties of the Compensation and Human Resources Committee are to:

•       oversee the development of the Company's compensation policies, plans and practices

•       review and approve annual compensation for the Company's executive officers and key employees, and recommend director compensation to the Board

•       supervise the administration of incentive-based and equity-based compensation plans, including the performance evaluation and the compensation payable to executive officers and key employees of the Company based on relevant corporate goals and objectives

•       approve the terms of employment, retention and severance arrangements for executive officers, including change in control agreements

•       review assessments of, and discuss with management whether, compensation arrangements incentivize unnecessary and excessive risk taking.

The Compensation and Human Resources Committee has utilized the services of Hewitt Associates as its consultant to assist in evaluating executive compensation programs and in setting executive officers' compensation. The use of a consultant provides additional assurance that the Company's executive compensation programs are reasonable and consistent with the Company's objectives. The consultant reports directly to the Compensation and Human Resources Committee and does not perform services for management without express approval of the Committee. The consultant regularly participates in Compensation and Human Resources Committee meetings, including executive sessions, and advises the Committee with respect to compensation trends and leading compensation trends, plan design, and the reasonableness of individual compensation awards. In 2009, separate and apart from the executive compensation consulting services provided to the Committee, Hewitt Associates provided actuarial and benefit plan consulting services to the Company. The decision to engage the consultant to provide executive compensation consulting services was separate from the Company's engagement of Hewitt Associates for these other services. The fees associated with actuarial and benefit consulting fees were approximately $208,000. The fees associated with executive compensation consulting services were approximately $423,000. Executive compensation consulting services provided to the Compensation and Human Resources Committee and other consulting services provided to the Company by Hewitt Associates were performed by separate and distinct divisions within Hewitt Associates. In June 2009, the Company transitioned its actuarial and benefit plan consulting services from Hewitt Associates to other firms.

Committee and Membership	Committee Functions
Nominating and Corporate Governance Committee Howard L. Clark, Jr., Chair Bernard G. Rethore Michael T. Tokarz Meetings in 2009:
All of the members of the Nominating and Corporate Governance Committee are independent as defined under the rules adopted by NYSE.

The primary duties of the Nominating and Corporate Governance Committee are to:
2 meetings

•       advise and make recommendations to the Board on all matters concerning directorships

•       advise and make recommendations to the Board on corporate governance matters

•       establish the criteria for and the qualifications of persons best suited to strengthen and balance the Board and recommend nominees for membership on the Board, in the context of the requirements of the Board at that point in time, taking into account all factors it considers appropriate, which may include potential conflicts that may impact independence, professional accomplishment and experience, personal and professional integrity, diversity of opinion and relevant knowledge about the issues affecting the Company's businesses and industry

•       advise and make recommendations to the Board regarding the membership of the various committees of the Board.

Environmental, Health & Safety Committee Patrick A. Krieghauser, Chair	The primary duties of the Environmental, Health & Safety Committee are to:
Howard L. Clark, Jr. A. J. Wagner Meetings in 2009: 2 meetings

•       review, monitor and discuss with management the status of environmental, health and safety issues, including compliance with applicable laws and regulations

•       review periodically, and update as appropriate, the various policies and procedures of the Company regarding compliance with various environmental, health and safety laws, regulations and rules

•       review and approve the proposed scope of internal and independent environmental, health and safety audits

•       review assessments of, and discuss with management, the Company's material environmental, health and safety risks and the Company's implementation of appropriate strategies to manage such risks

•       encourage with management the initiation and monitoring of sound environmental stewardship programs and projects within the Company and communities in which the Company operates.

Executive Committee Michael T. Tokarz, Chair Howard L. Clark, Jr. Bernard G. Rethore Meetings in 2009: None
The primary duty of the Executive Committee is to exercise the powers of the Board with respect to the management of the business and affairs of the Company when it is not practical for the full Board to meet to review or act upon a matter.

 Corporate Governance Resources

        The Company maintains a corporate governance link on the "Investors" page of our website at www.walterenergy.com that includes information about corporate governance. The following documents are currently included on the website:

  •
  Amended and Restated Certificate of Incorporation,

  •
  By-laws,

  •
  Corporate Governance Guidelines,

  •
  Code of Conduct and Compliance Program, and

  •
  Charters of the Committees of the Company.

Stockholders may also request free print copies of these documents as well as the Company's Proxy Statement and Annual Report by writing to the Corporate Secretary, Catherine C. Bona, Walter Energy, Inc., 4211 W. Boy Scout Blvd., Tampa, Florida 33607.

COMPENSATION OF DIRECTORS

        Compensation for non-management directors is designed to attract highly-qualified individuals to serve on our Board, to be competitive with our peer group of coal mining and other resource mining companies, to link rewards to business results and stockholder returns, and to facilitate increased ownership of our Common Stock. Directors who are employees of the Company do not receive additional compensation for their service on the Board.

        The Compensation and Human Resources Committee evaluates and recommends to the Board the compensation for the independent directors. The Compensation and Human Resources Committee retained the services of its compensation consultant, Hewitt Associates, to assist the Committee with its review of the director compensation program. As part of this review, the Compensation and Human Resources Committee considered general market information on program design and compensation data from the same comparator group of companies against which our Named Executive Officers are benchmarked, as described on page 24. In addition, the Compensation and Human Resources Committee reviewed market data from a revenue-specific general industry group of companies. The Compensation and Human Resources Committee determined that the compensation to be paid to the independent directors should be a mix of cash and equity-based compensation, targeting the directors' compensation to the median range of compensation for directors of companies in our comparator group, considering our revenue size relative to that of our comparator group.

        At the 2009 Annual Meeting of Stockholders, our stockholders approved a proposal to allow equity-based compensation to be awarded on a discretionary basis to our independent directors in a manner consistent with awards made to our employees and consultants under the Company's Amended and Restated 2002 Long-Term Incentive Award Plan (the "2002 Award Plan"). The Board requested this discretion with the view that equity-based awards should be more closely related to those awards made to the Company's employees and consultants, thereby aligning pay and performance with the long range success of the Company by focusing on creating long-term shareholder value. Equity compensation to independent directors is typically awarded upon initial appointment to the Board and annually upon election to the Board of Directors. For a discussion of the type of awards granted under the Company's 2002 Award Plan, see the discussion on pages 29-30.

        The Board of Directors, upon recommendation of the Compensation and Human Resources Committee, set compensation paid to our independent directors for fiscal year 2009 as set forth below. No changes to the compensation structure have been made for fiscal year 2010.

  •
  $55,000 annual base retainer, paid in cash on a quarterly basis (Chairman to receive 2x that amount);

  •
  $1,500 board meeting fee, paid in cash on a quarterly basis for each meeting attended;

  •
  $1,500 committee meeting fee, paid in cash on a quarterly basis for each committee meeting attended;

  •
  $15,000 annual retainer for the chair of our Audit Committee;

  •
  $10,000 annual retainer for the chair of our Compensation and Human Resources Committee;

  •
  $5,000 annual retainer for the chair of our Nominating and Corporate Governance Committee and the chair of our Environmental, Health & Safety Committee; and

  •
  equity-based compensation having an economic value of $85,000 in the form of non-qualified stock options and restricted stock units (Chairman to receive 2x that amount);

        In addition to the compensation described above, our directors are reimbursed for expenses incurred in connection with attendance at board, committee and stockholder meetings, including cost of travel, lodging, food and related expenses, and participation in director education programs.

        The Company does not have a retirement plan for non-management directors. Directors may elect to defer all or a portion of their cash compensation under the Company's Amended and Restated Directors' Deferred Fee Plan.

Deferred Compensation

        Non-employee directors may defer all or part of their annual retainer, meeting and committee fees in the form of an income account or a stock equivalent account, or both, under the Company's Amended and Restated Directors' Deferred Fee Plan (the "Directors' Deferred Fee Plan"). If a director elects the income account, the director's fees are credited as a dollar amount to the director's income account on the date such fees would otherwise have been paid and credited quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note as of the beginning of such calendar quarter plus 1.00 percent. If a director elects the stock equivalent account, director's fees otherwise payable during a calendar quarter are converted to stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof, to the nearest one hundredth of one share, which could be purchased with the dollar amount of such fees at the closing market price of the Common Stock on the first business day of the following calendar quarter, or if that date is not a trading date, on the next trading date. If the Company declares a cash dividend on its Common Stock, the stock equivalent account is credited with stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof, to the nearest one hundredth of one share, which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of Common Stock credited to his account as of the payment date for such dividend. In order to prevent dilution or enlargement of the benefits or potential benefits intended under the plan and subject to Section 409A of the Internal Revenue Code, stock equivalent shares shall be appropriately adjusted in the event of any stock dividend, stock split or any other similar changes in the Company's Common Stock. The Directors Deferred Fee Plan is an unfunded and unsecured liability of the Company, and benefits will be paid from the Company's general assets. Accordingly, participants are general unsecured creditors of the Company with respect to the benefits. Currently, Mr. Tokarz is the only participant in the Directors Deferred Fee Plan, having elected to defer fees into a stock equivalent account.

        The Directors' Deferred Fee Plan was amended on December 17, 2008, to ensure compliance with Section 409A of the Internal Revenue Code and included changes clarifying the timing and implementation of deferral elections and providing that the payment benefits will be subject to a six-month delay at the time of termination. The Directors' Deferred Fee Plan was also amended to provide that payments from the stock equivalent account are distributed in the form of stock, with fractional shares to be cashed out at fair market value the day before distribution and paid in cash. Previously the stock equivalent account was paid out in cash. The amendments were not intended to materially increase the benefits payable under the Directors' Deferred Fee Plan.

        In the event of termination, including death, payments under the Directors' Deferred Fee Plan are payable on the first day of the seventh month following the termination event. The director may elect to receive payment in any year following his 72nd birthday or the year following his termination of services, upon the later of January 15th or on the first day of the seventh month following the termination event. Payments shall be in a lump sum in the event of death or on the date specified by the election of the director, unless the director elects to receive payments in the form of installments over five, ten or fifteen years.

        The following table provides compensation information for non-employee members of our Board for the year ended December 31, 2009. Our Named Executive Officers, Messrs. Patrick and Richmond did not receive any additional compensation in connection with their service as a director. Mr. Mark J. O'Brien, Chairman and Chief Executive Officer of the Company's spun-off financing business did not receive any additional compensation in connection with his service as a director through April 23, 2009.

 2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Howard L. Clark	87,000		49,074	46,442	0	0	0	182,516
Jerry W. Kolb	116,500		49,074	46,442	0	0	0	212,016
Patrick A. Kriegshauser	97,500		49,074	46,442	0	0	0	193,016
Joseph B. Leonard	85,000		49,074	119,004	0	0	0	253,078
Bernard Rethore	99,500		49,074	46,442	0	0	0	195,016
Michael Tokarz	143,000	(2)	98,173	92,870	0	0	0	334,043
A. J. Wagner	91,000		49,074	46,442	0	0	0	186,516

(1)
Non-management Directors are awarded equity compensation under the Company's 2002 Award Plan upon initial appointment to the Board and annually following their election to the Board following the stockholder annual meeting. This amount reflects the grant date fair values of restricted stock units and non-qualified stock options awarded in the 2009 fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options. Assumptions used in the calculation of these amounts are set forth in Note 5 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the 2009 fiscal year. As of December 31, 2009, the aggregate number of stock and option awards outstanding for each director was as follows:

a.
Mr. Clark has 55,438 non-qualified stock options and 0 restricted stock units‡;

b.
Mr. Kolb has 43,993 non-qualified stock options and 0 restricted stock units‡;

c.
Mr. Kriegshauser has 29,461 non-qualified stock options and 1,982 restricted stock units;

d.
Mr. Leonard has 12,143 non-qualified stock options and 1,982 restricted stock units;

e.
Mr. Rethore has 20,803 non-qualified stock options and 0 restricted stock units‡;

f.
Mr. Tokarz has 89,355 non-qualified stock options and 3,965 restricted stock units; and

g.
Mr. Wagner has 20,802 non-qualified stock options and 1,982 restricted stock units.

‡
Messrs. Clark, Kolb and Rethore each have 1,982 restricted stock units that have not been delivered to them but are considered vested since they have the right to acquire them upon retirement, having satisfied the vesting requirements for minimum years of service and age.

(2)
Mr. Tokarz deferred the receipt of all cash compensation under the Company's Amended and Restated Directors' Deferred Fee Plan and, at his election, all fees earned and payable in cash are credited to a stock equivalent account. See "Deferred Compensation" on page 19.

 COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

        The Compensation and Human Resources Committee consists entirely of independent directors and is responsible for reviewing and approving executive compensation philosophy and policies, as well as the application of such policies to the compensation of the Company's executive officers.

        The purpose of the Company's executive compensation program is to (1) attract, motivate and retain qualified key executives who are responsible for the success of the Company as a whole, (2) provide incentives to management to increase stockholder value, (3) increase the overall performance of the Company and (4) increase the performance of individual executives.

        The principal elements of the Company's executive compensation for the year ended December 31, 2009 were base pay, annual cash incentive compensation and stock-based incentives. The Committee generally aims to set the midpoint of each element of compensation within a salary grade, as well as overall compensation for each salary grade, at approximately the 50th percentile relative to a group of companies deemed by the Compensation Committee to be comparable to the Company. The Committee believes that the short-term incentive component of executive compensation should be variable, depending on business results, and that the long-term equity-based incentive component should align executive compensation with shareholder return.

        The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

        This report is provided by the following directors, who constitute the Committee:

THE COMPENSATION AND HUMAN RESOURCES COMMITTEE BERNARD G. RETHORE, Chairman JERRY W. KOLB MICHAEL T. TOKARZ

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis section is designed to explain the material elements of compensation paid to our executive officers, including our Named Executive Officers. Our Named Executive Officers include each person who served as the principal executive officer or the principal financial officer and the next three most highly compensated executive officers during 2009. Our Named Executive Officers for fiscal 2009 include our former Chief Executive Officer, Chief Financial Officer and General Counsel, Mr. Victor P. Patrick; and our next three most highly compensated executive officers, Mr. George R. Richmond, our President and Chief Operating Officer, Mr. Charles C. Stewart, President of Walter Coke, Inc. and Walter Minerals Inc., and Mr. Michael T. Madden, Senior Vice President, Sales and Marketing for the Company. This section also describes the compensation objectives, policies and decisions of our Compensation and Human Resources Committee (the "Compensation Committee") and describes the manner and context in which compensation is awarded to and earned by these individuals.

Guiding Principles

        Under the oversight of the Compensation Committee, the Company maintains an executive compensation program for our executive officers and key employees, including our Named Executive Officers, which is heavily focused on performance. The design and operation of the program reflect the following objectives:

  •
  Recruiting and retaining highly qualified executive officers;

  •
  Implementing measurable performance targets; and

  •
  Aligning our executives' interests with our shareholders' interests.

        These objectives are achieved through the following compensation principles:

  •
  Setting compensation levels to reflect competitive market practices;

  •
  Linking annual incentive awards for achievement of short-term financial results with the Company's long-term strategic objectives;

  •
  Managing the Company for the long-term by aligning executive officer compensation with the long-term interests of the stockholder; and

  •
  Ensuring that executive officers and members of the Board meet defined ownership positions in the Company's stock.

Compensation in Context: Company Performance in 2009

        In 2009, our executives performed well against their business objectives despite a challenging year. The global recession and difficult business environment resulted in reductions in demand and spending by our customers. Despite the economic challenges faced in 2009, the Company achieved milestones in a number of areas in which we judge our performance:

  •
  Completed the transformation of the Company from a diversified conglomerate into a pure play natural resources and energy company with the spin-off of the financing business on April 17, 2009, representing approximately $150 million in value distributed to our stockholders;

  •
  Our Underground Mining segment completed mining the Southwest "A" panel in mid-December, and began production at its Mine No. 7 East expansion, a 5-year, $180 million expansion that is expected to increase our annual capacity for premium coking coal to up to 9.5 million tons in 2012 and make Mine No. 7 the largest metallurgical coal mine in North America;

  •
  Our surface mining segment generated solid cash flow in a challenging industrial steam coal market;

  •
  On a normalized basis, excluding the fiber plant closure charges, our coking operations were profitable despite an unprecedented decline in domestic steel capacity utilization; and

  •
  Paid more than $21 million in regular dividends to our stockholders and also repurchased $34 million of our Common Stock.

We believe the Company's strategic and operational investments and accomplishments in 2009 are well aligned with the interests of our stockholders as reflected in the appreciation in our stock price from $17.51 on December 31, 2008 to $75.31 at December 31, 2009.

Oversight of Compensation Program

        The Compensation Committee is responsible for reviewing and approving annually all compensation decisions affecting executive and key officers of the Company, including our Named Executive Officers.

        The Compensation Committee recognizes the importance of the development and administration of the Company's compensation and benefit programs and performs the following functions in carrying out its primary duties:

  •
  Reviews and approves corporate goals and objectives relevant to executive officer compensation, including annual performance objectives.

  •
  Evaluates the performance of executive officers in light of their goals and objectives and, based on this evaluation and a review of detailed compensation tally sheets approves the annual salary, annual incentive compensation, equity incentives and other benefits of the executive officers.

  •
  Reviews annually the operations of the Company's executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose.

  •
  Takes steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and Company performance.

  •
  Establishes and periodically reviews policies relating to executive officer perquisites.

        The Compensation Committee does not delegate any of these duties. Company management provides recommendations to the Compensation Committee regarding compensation matters at the request of the Compensation Committee.

Compensation Committee Consultant

        The Compensation Committee engaged Hewitt Associates ("Hewitt") as a third party consultant to advise the Compensation Committee on executive compensation, perquisites and benefits matters. Although members of the Company's human resources department provide information to Hewitt for purposes of conducting its analysis, Hewitt has a direct reporting relationship to the Compensation Committee. The Compensation Committee looks to the outside compensation consultant's to review the elements of the Company's compensation program and recommend any modifications, including the appropriate mix of annual incentive and long-term incentives, based on the consultants' review of the market practices of peer group companies. Hewitt provides input on the design of the Company's incentive programs and the underlying performance metrics and provides information and updates to the Compensation Committee about regulatory and other technical developments that may affect the Company's executive compensation programs.

        The Compensation Committee utilizes the compensation consultant benchmarking studies described below to determine the market pay practices of similarly situated executives to our executive officers, including our Named Executive Officers. The Compensation Committee's policy is to use the data prepared and presented by the outside compensation consultants as a reference point or guideline. Actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies based on the performance, skills, experience and specific role of the executive officer in the organization.

Principal Executive Officer and Management's Role

        The Compensation Committee meets with the Company's executive officers at various times during the year, permitting the Compensation Committee to perform its own assessment of the performance of each individual executive officer. The Compensation Committee also considers the evaluation of the executive officers and other key Company employees by our Chief Executive Officer. At the Compensation Committee's request, the Chief Executive Officer reviews and discusses the performance and compensation of the Company's other Named Executive Officers. The Compensation Committee also considers the recommendations of the executive officers regarding total compensation for those key employees reporting to them. The Compensation Committee is assisted in the administration of its decisions by the Company's principal human resources executive officer.

Tally Sheets

        Compensation tally sheets for each component element of executive officer compensation are prepared for and reviewed by the Compensation Committee on an annual basis, as well as at the time of promotion or other change in responsibilities, and in connection with special awards. The tally sheets affix dollar amounts to all components of executive officer compensation, including base salary, incentive pay, deferred compensation, equity-based compensation and other potential compensation elements, such as potential change in control severance payments. The Compensation Committee reviews the tally sheets against the survey data provided by Hewitt and may consider internal and external adjustment factors when determining compensation, including the executive's experience, tenure, individual performance, business impact, affordability and potential retention concerns.

General Market and Peer Group Data

        2009 Peer Group.    For benchmarking purposes, described below for various elements of compensation, the Compensation Committee considers external market data on compensation practices and programs provided by Hewitt to aid in the determination of competitive levels of compensation for our executive officers, including each of our Named Executive Officers. Due to the differences in size among the comparator companies, Hewitt performs regression analyses to determine market compensation levels for our executive officers and Named Executive Officers. The peer group against which our Named Executive Officers are benchmarked consist of the following coal mining and other resource mining companies:

• Alliance Resource Partners, L.P.	• Massey Energy Company
• Alpha Natural Resources, Inc.	• National Coal Corp.
• Arch Coal, Inc.	• Patriot Coal Corporation
• Cliffs Natural Resources, Inc.	• Peabody Energy Corporation
• CONSOL Energy Inc.	• Penn Virginia Resource Partners, L.P.
• International Coal Group, Inc.	• Westmoreland Coal Company
• James River Coal Company

Compensation Decisions in 2009

        The main elements and goals of our executive compensation program did not change from fiscal year 2008 to fiscal year 2009.

2009 Compensation Elements

        The Company's executive compensation programs are structured to align the interests of stockholders and the interests of management, while appropriately meeting the needs of the Company in operating its businesses. The Company's compensation design objectives include elements such as base compensation intended to attract and retain qualified executives, as well as at-risk compensation designed to motivate, align and reward our executive officers responsible for the success of the Company and include the following:

Base Compensation

Salary	Semi-monthly cash payments that provide a fixed level of cash compensation that take into account job responsibilities, experience level and competitive market data
Other Compensation
Programs that encompass health and welfare benefits and retirement benefits such as defined benefit plans and tax-qualified 401(k) plans, substantially similar to the basic level of benefits offered by companies in our businesses, including limited perquisites

At-Risk Compensation

Cash Incentives	Performance-based annual incentive opportunity that rewards current-year performance for achievement of annual financial, operational and safety goals, as well as the achievement of specific individual goals
Equity Compensation
Aligns interests of executive officers with the stockholders by providing rewards for the achievement of long-term accomplishments and promoting employment retention in the form of non-qualified stock options and restricted stock units that vest over a three-year period

Base Compensation

Salary

        The Company has, for many years, maintained specific salary grade levels and corresponding pay ranges for every salaried position in the Company. The Compensation Committee generally aims to set the midpoint of each element of executive officer compensation within a salary grade, as well as overall compensation for each salary grade, at approximately the 50th percentile relative to our peer group of companies. The Compensation Committee reviews and approves the base salary of each executive officer on an annual basis, as well as at the time of promotion or other change in responsibilities. In determining salary adjustments, the Compensation Committee considers the responsibilities associated with the position, individual contribution and performance, position within the salary range, retention, experience, Company performance and the level of pay compared to the peer group companies. However, each executive officer may have a base salary above or below the 50th percentile because actual salaries reflect responsibility, performance, and experience, among other factors described above. Annual salary reviews of the Company's executive officers, including the Named Executive Officers, generally occur at the time of the first regular meeting of the Compensation Committee in the year and adjustments, if applicable, occur on March 1 each year.

        The following table reflects our Named Executive Officer's base salary as of December 31, 2009, and a comparison of 2009 base salary to our peer group of coal mining and other resource mining companies.

Named Executive Officer	Base Salary in 2009 ($)	2009 Base Salary Percentage Above or Below 50th Percentile of Peer Group
Victor P. Patrick	660,000	-7.6%
George R. Richmond	600,000	+20.8%
Charles C. Stewart	310,500	+2.1%
Michael T. Madden	279,180	-11.6%

        In connection with Mr. Richmond's promotion to President and Chief Operating Officer on September 8, 2009, he received a salary adjustment of approximately 15.95% based on the responsibilities associated with the position, his performance, and experience.

        Effective March 1, 2010, the Compensation Committee approved a 3.0% increase in annual base salary for Named Executive Officers Richmond, Stewart and Madden.

At-Risk Compensation

Cash Incentive Compensation

        Annual incentive compensation provides executive officers, including our Named Executive Officers and other key employees, the opportunity to earn cash upon the achievement of specific, pre-established, measurable financial, operational, safety and individual objectives. The Compensation Committee believes that annual cash incentives motivate and provide focus on the achievement of short-term financial, strategic and individual performance goals, which ultimately lead to favorable long-term operating results and contribute to the overall value of the Company. Annual incentive compensation is awarded to certain of our executives, including our Named Executive Officers under the Company's Executive Incentive Plan (the "EI Plan"), which was approved by our stockholders in 2006. The EI Plan establishes an annual award pool of three percent (3%) of the Company's operating income. The Compensation Committee has discretion under the EI Plan to decrease the size of the award pool, to modify any award target for any executive officer or make no award. For 2009, the Compensation Committee allocated the award pool to participating executives to establish a maximum incentive award for each executive. Approximately nine executive officers were eligible to participate in the EI Plan in 2009. The award pool applicable to our Named Executive Officers was allocated as follows:

Named Executive Officer	Percentage of Award Pool
Victor P. Patrick	15%
George R. Richmond	15%
Charles C. Stewart	10%
Michael T. Madden	10%

        Annual incentive compensation opportunities for executive officers and key employees not covered by the award pool above are also eligible to receive cash awards based on the achievement of pre-established measurable financial and operational goals and individual objectives.

        In the first quarter of 2009, the Compensation Committee faced the challenge of achieving the right mix and level of compensation to retain and motivate top executives and key employees through the difficult business conditions likely to prevail throughout 2009. The EI Plan design for 2009 established threshold, target and maximum payouts for the metrics utilized for measuring performance of the company's business units and the corporate office. The cap on maximum payouts is one of the practices and procedures the Company utilizes to discourage unnecessary and excessive risk taking. Each plan participant, including the Named Executive Officers, had a designated target incentive opportunity, expressed as a percentage of base pay approved by the Compensation Committee. Target incentive opportunities were benchmarked against market data provided to the Compensation Committee by Hewitt. Annual incentive opportunities are targeted at approximately the 50th percentile relative to our peer group of companies. Actual payouts may increase or decrease from target incentive opportunity depending on actual performance compared to performance goals and final determination by the Compensation Committee. The minimum, target and maximum payouts for participants of the EI Plan can range from 0% to 200% of the target incentive opportunity, expressed as a percentage of base salary.

        Metrics were established for six month periods to correlate with the annual metallurgical coal contract cycle. The first six months metrics were established based on the Company's assumptions in its 2009 annual business plan approved by the Board of Directors. The second six month metrics were based on the Company's 2009-2010 metallurgical coal contracts and also reflected revised expectations for the second half due to a significant deterioration in the market which impacted the Company's Underground Mining and Walter Coke operations. These revised second half target metrics were approved by the Compensation Committee. A safety metric was utilized to incentivize our subsidiaries to maintain an accident-free work environment and to insure that the Company was continuing to make progress in achieving that goal.

        The following table shows the 2009 annual incentive targets for plan participants in the business units and corporate office:

Business or Operation	Goals	Percentage
Business Units	Financial and operational:	70%
	• earnings before interest & taxes—40%
	• consolidated net income—30%
	Safety	20%
	Individual	10%
Corporate Office	Financial and operational:	70%
	• consolidated net income—70%
	Safety	20%
	Individual	10%

Financial and Operational Targets ($ in millions)	First Half	Second Half
Earnings before interest & taxes
Underground Mining	$300.4	$81.9
Surface Mining	9.7	16.7
Walter Coke	14.3	0.5
Consolidated net income	201.0	55.9

        The Compensation Committee determined that 10% of the annual cash incentive opportunity to our executive officers, including our Named Executive Officers, and key employees should be dependent upon goals unique to the individual. Each participant proposes his or her goals for the year. The individual objectives of the Named Executive Officers are reviewed and approved by the Committee. At the end of the performance period, each participant submits a self-evaluation of performance relative to such goals to his/her supervisor for review and final determination. Our Named Executive Officers submit to the Compensation Committee a self-evaluation of performance. Input from our Chief Executive Officer is provided, as may be requested by the Compensation Committee. The Compensation Committee may use its discretion to consider matters such as individual contribution and performance, strategic plans and market conditions when performing its review, and, if it deems appropriate, the Compensation Committee will approve awards to each such Named Executive Officer based on the achievement of such individual goals and the Company's performance with respect to the annual financial and operational goals.

        In February 2010, the Compensation Committee reviewed actual results for 2009 with respect to achievement of financial and operational, safety, and individual goals summarized as follows:

			% of Target Achieved
		% Weighting
			George R. Richmond	Charles C. Stewart	Michael T. Madden
Metric
Business Units:
Earnings before interest & taxes	First Half	20.0	2.8	14.0	0
	Second Half	20.0	24.5	26.0	24.1
Consolidated net income	First Half	15.0	0	0	0
	Second Half	15.0	17.8	17.8	17.8
Safety		20.0	0	7.7	0
Individual goals		10.0	5.3	8.3	10.0

Total		100.0	50.4	73.8	51.9

			Victor P. Patrick
Corporate Office:
Consolidated net income	First Half	35.0	0
	Second Half	35.0	41.5
Safety		20.0	0
Individual goals		10.0	6.8

Total		100.0	48.3

        For Victor P. Patrick, financial targets and results achieved were developed based on consolidated net income for the Company. For Messrs. Richmond, Stewart and Madden, financial targets and results achieved were developed based on a combination of business unit earnings before interest and taxes and consolidated net income. Earnings before interest and taxes targets and results achieved incorporate the following: For George R. Richmond, earnings before interest and taxes reflect a weighted average of 2009 targets compared to results achieved for Underground Mining, Surface Mining and Walter Coke based on revenues of 79.7 percent, 10.1 percent and 10.2 percent, respectively. For Charles C. Stewart, earnings before interest and taxes reflect a weighted average of 2009 targets compared to results achieved for Surface Mining and Walter Coke based on revenues of 49.6 percent and 50.4 percent, respectively. For Michael T. Madden, earnings before interest and taxes reflect the 2009 targets compared to results achieved for Underground Mining.

        In addition, the Compensation Committee considered each of the Named Executive Officer's contributions to the achievement of individual goals as they related to the strategic initiatives of the Company, the achievement of specific production, expansion initiatives and the achievement of an announced separation strategy of the financing business from the Company.

        As a result of these combined considerations, the Compensation Committee approved the following 2009 payout amounts for the following Named Executive Officers under the EI Plan:

Name	Target Payout as a % of Salary		Target Award ($)	Maximum Award ($)	Actual Award ($)
Victor P. Patrick	100	(1)	572,000	1,144,000	276,485
George R. Richmond	100		600,000	1,200,000	302,609
Charles C. Stewart	60		186,300	372,600	137,541
Michael T. Madden	60		167,508	335,016	86,962

(1)
Prorated eight months at 80% and four months at 100% (based on approved adjustment on September 8, 2009).

Cash Incentive Compensation for 2010

        The annual incentive percentage weighting targets for plan participants in the business units and corporate office for 2010 remain unchanged. Individual objectives for plan participants have been established, along with first half metrics based on the Company's assumptions in its 2010 annual business plan approved the Board of Directors. Second half metrics have not yet been established. The Compensation Committee believes that the metrics put in place for 2010 for eligible participants provide adequate incentive to achieve the annual financial and operational goals of the Company. The Company does not make earnings projections or otherwise disclose projected results relating to earnings before interest and taxes and consolidated net income and believes that disclosing such targets and other projections prior to the end of the relevant period is unhelpful and subject to misinterpretation by analysts, shareholders and the investing public. These metrics will be disclosed after the end of the relevant period. The Compensation Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target metric level.

Equity-Based Compensation

        Long-term equity-based incentive compensation is awarded under the Company's 2002 Award Plan and provides an opportunity for executive officers, including our Named Executive Officers, and other key employees to increase their ownership interest in the Company through grants and issuance of equity awards. The purpose of the 2002 Award Plan is to provide equity as a component of executive compensation to assure external competitiveness of total compensation, to motivate executive officers and key employees to focus on long-term Company performance and to retain the services of the executives during the vesting period since, in most circumstances, the awards will be forfeited if the executive leaves the employ of the Company before the award vests.

        Under the 2002 Award Plan, grants of awards are made by the Compensation Committee based on recommendations of the executive officers with respect to those executives and key employees reporting to them, and the advice of the Compensation Committee's outside consultant, Hewitt. In determining grants of awards, the Compensation Committee considers the respective responsibilities of each individual, external stock-based compensation survey data provided by Hewitt, peer group comparisons and the strategic and operational goals and performance of each executive officer. Awards to the executive officers are determined individually by the Compensation Committee and are based upon, among other things, the Compensation Committee's appraisal of the contributions by those officers to the Company's long-term performance. As a point of reference, the Committee considers the 50th percentile economic value for similar positions in the peer group, as provided by Hewitt.

        The Compensation Committee reviews and approves equity-based compensation for each executive officer on an annual basis, as well as at the time of promotion or other change in responsibilities and in connection with special awards. The Company does not coordinate the timing of equity grants with the release of material non-public information. The Company's annual long-term equity awards are granted at a fixed time each year, generally at the time of the first regular meeting of the Compensation Committee in the year. In 2009, this meeting was held on February 27, 2009. Based on external market data provided by Hewitt, the Compensation Committee targeted a value mix of 1/2 non-qualified stock options and 1/2 restricted stock units. The economic value of the long-term incentive awards to the Named Executive Officers in 2009 was determined with reference to the 50th percentile of the survey data as a guide. In determining the actual number of stock options and restricted stock units to be granted, the Compensation Committee relied upon a methodology developed by Hewitt to assign an economic value to each equity award. This economic value is based on a modified Black-Scholes methodology and depends, in part, on the vesting schedule, exercise period, stock volatility and the impact of employment terminations.

        In addition to the normal annual equity grants, Mr. Patrick and Mr. Richmond each received a special recognition equity grant in connection with their new roles and responsibilities in 2009, as well as their considerable efforts in the Company's reorganization.

        The following table reflects the economic value of the long-term equity awards to our Named Executive Officer's in 2009 and a comparison of the awards to our peer group.

Named Executive Officer	Long-Term Equity Award in 2009 (Annual grants only) (Economic value) ($)	2009 Equity Grant (Special) (Economic value) ($)	2009 Equity Award (including normal annual grants and special grants) Percentage Above or Below 50th Percentile of Peer Group
Victor P. Patrick	500,000	1,000,000	+61.4%
George R. Richmond	582,700	250,000	+86.1%
Charles C. Stewart	334,500	0	+54.1%
Michael T. Madden.	190,100	0	-14.0%

2010 Long-term Equity Awards

        Based on external market data provided by Hewitt, the Compensation Committee has established a long-term incentive value mix of 1/2 non-qualified stock options and 1/2 restricted stock units, with the economic value of the award targeted at the 50th percentile of the survey data to ensure the total compensation package remains competitive with the Company's peer group.

Non-Qualified Stock Options

        Non-qualified stock options are inherently performance-based and align the interests of the executive officers with the stockholder because the exercise price is granted at the market value of the Common Stock on the grant date and the option has value only if the stock price of the Common Stock appreciates over time. The exercise price of the option is determined by using the average of the high and low price of the Common Stock as traded on the NYSE on the date of the grant. The Company believes that this methodology is more representative of the fair value than the closing market price. The Company has consistently used this methodology for over 15 years.

        The stock options granted in 2009 have a ten-year term and vest in three equal installments on the first, second and third anniversary of the option grant. At the end of the option term, the right to purchase any unexercised options expires and the options are forfeited. Subject to exceptions at the discretion of the Compensation Committee, unvested options are forfeited by the executive in the case of death, disability, retirement, or voluntary or involuntary termination of employment with the Company, except in those instances where the executive officer's employment agreement provides otherwise. Any non-qualified option awarded to a non-employee director will by its terms become immediately exercisable in full upon the retirement of the non-employee director if the director has reached age 65 and has at least 5 years service on the Board. Otherwise, subject to exceptions at the discretion of the Board, unvested options are forfeited by the director when the director ceases to be a director of the Company for any reason, including, a termination by resignation, failure to be re-elected, death, disability or retirement. Under a change in control of the Company, stock options automatically vest and become exercisable, subject to the terms of the 2002 Award Plan and remain exercisable until the expiration date of the option award.

Restricted Stock Units

        In order to align the Company's practices with the market, maximize retention and motivate executive officers, the restricted stock units awarded to the Company's executive officers, including the Named Executive Officers in 2009, vest in three equal installments on the first, second and third anniversary of the grant date. The number of restricted stock units awarded to each executive officer is based on their approved economic value and determined by the market value of the Common Stock based on the average of the high and low prices of our stock as traded on the NYSE on the date of the award. Subject to exceptions at the discretion of the Compensation Committee, all unvested restricted stock units are forfeited in the case of death, disability, retirement, voluntary or involuntary termination of employment with the Company. Under a change in control of the Company, all shares of restricted stock units immediately vest.

        Information related to the stock options and restricted stock units awarded to the Named Executive Officers in 2009 can be found in the Grants of Plan-Based Awards Table on page 38.

Other Compensation

Retirement Benefits

Defined Benefit Plan

        The Pension Plan for Salaried Employees of Walter Energy, Inc., its Subsidiaries, Divisions and Affiliates (the "Pension Plan") is a tax-qualified defined benefit pension plan for salaried employees of participating subsidiaries of the Company. Benefits are based upon years of service with the subsidiary and the highest average annual compensation, including overtime pay, incentive compensation and specified other forms of compensation reportable as wages taxable for Federal income tax purposes, for the five consecutive years of earnings within the final ten years of employment by the participant. The plan is integrated with social security. Normal retirement under the Pension Plan is age 65, provided the participant has at least 5 years of service. Early retirement benefits are available under the Pension Plan at age 50 provided the participant has at least 10 years of service. Enhanced early retirement benefit payments are available under the Pension Plan upon the attainment of 80 points, a combination of age and years of service.

        Executive officers whose contributions under the Pension Plan have been limited by the statutory provisions of the Internal Revenue Code participate in the Supplemental Pension Plan (the "Supplemental Pension Plan"). The Supplemental Pension Plan allows the Company to provide the same benefit value to impacted employees as other participating employees. The Supplemental Pension Plan is an unfunded plan. The Company pays the present value of such benefits on the first day of the second month following termination of employment or in a manner designed to avoid the imposition of an excise tax under Section 409A of the Internal Revenue Code.

        Messrs. Richmond, Stewart and Madden participate in the Company's defined benefit Pension Plan. Information related to Messrs. Richmond, Stewart and Madden's participation in the Pension Plan and Supplemental Pension Plan is reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table on page 36 and the Pension Benefits Table on page 40.

401(k) Plans

  Retirement Savings Plan

        The Retirement Savings Plan ("Savings Plan") is a tax-qualified 401(k) plan with a profit sharing feature. The Savings Plan provides retirement benefits for non-union employees of the Company and participating subsidiaries who do not participate in the Walter Pension Plan. Participating employees can contribute a portion of his or her salary on a pre-tax basis up to a maximum amount as set by the Internal Revenue Service. For 2009, the maximum pre-tax contribution by an employee into the Savings Plan was $16,500, except for specified catch-up contributions permitted by participants who are age 50 or older. The Company matches dollar for dollar up to the first 4% of the employees' pay contributed on a pre-tax basis. The Company also makes a discretionary contribution at the end of each calendar year. The discretionary contribution is a percentage of base pay. In 2009, consistent with prior years, the Company made a 6% discretionary contribution to participant's accounts. Vesting of the discretionary portion of the Savings Plan occurs in annual installments over the employee's initial 5 years of service. Vested amounts contributed by the Company in the Savings Plan for the benefit of the employee, plus earnings, become payable upon termination of employment, death, disability and retirement.

        Executive officers whose contribution under the Savings Plan has been limited by the statutory provisions of the Internal Revenue Code participate in the Supplemental Retirement Plan ("Supplemental Retirement Plan"). The Supplemental Retirement Plan allows the Company to provide the same contribution, on a percentage basis, to impacted employees as other participating employees. At the time the employee commences participation in the Supplemental Retirement Plan the employee may elect to receive payments upon termination of employment, death, disability and retirement in a lump sum or in equal installments. If the participating employee fails to make an election, accrued amounts are payable, at the discretion of the Company, in either a lump sum or equal installments.

        Named Executive Officer Patrick participated in the Savings Plan and the Supplemental Retirement Plan in 2009.

        The Company's contributions to the retirement plans for 2009 can be found in the "All Other Compensation" column and footnote 5 of the Summary Compensation Table on page 36. Supplemental Retirement Plan information is reflected in the Nonqualified Deferred Compensation Table on page 41.

  Subsidiary 401(k) Plan

        Subsidiaries that participate in the Pension Plan and do not participate in the Savings Plan, participate in a separate 401(k) plan (the "Subsidiary 401(k) Plan"). Participating employees can contribute a portion of their salary on a pre-tax basis. Effective January 1, 2009, the participating employers elected to add a matching component to the plan of $0.50 per $1.00 up to the first 6% of pay contributed to the plan by the employee on a pre-tax basis. Matching contributions by the subsidiary employer vest in annual installments over the employee's initial 5 years of service. Amounts contributed by the subsidiary employer in the Subsidiary 401(k) Plan for the benefit of the employee, plus earnings, become payable upon termination of employment, death, disability and retirement.

        Named Executive Officers Richmond, Stewart and Madden participate in the Subsidiary 401(k) Plan. The Company's contributions to the Subsidiary 401(k) for 2009 can be found in the "All Other Compensation" column and footnote 5 of the Summary Compensation Table on page 36.

Deferred Compensation

        The Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan") provides executive officers and other key employees who contribute substantially to the success of the Company the opportunity to defer the receipt of specified compensation. A participant may defer up to 100% of base salary and 100% of amounts earned under the annual cash incentive plan. The principal benefit to executive officers who participate in the Deferred Compensation Plan is that taxes are deferred until the amounts are withdrawn so that savings accumulate on a pre-tax basis. At the time the employee commences participation in the Deferred Compensation Plan the employee may elect to receive payments upon termination of employment, death, disability and retirement in a lump sum or in equal installments. If the participating employee fails to make an election, deferred amounts are payable, at the discretion of the Company, in either a lump sum or equal installments.

        In fiscal 2009, none of our Named Executive Officers participated in the Deferred Compensation Plan.

Employee Stock Purchase Plan

        The Company's Amended and Restated Employee Stock Purchase Plan ("ESPP") is a non-qualified stock purchase plan that enables all employees of the Company, and its subsidiaries, to purchase Company Common Stock through regular payroll deductions. Deductions can be made in even dollar amounts or as a percentage of base salary. Participation requires a minimum monthly deduction of $10.00 and cannot exceed 10% of monthly base salary. The Company contributes an additional amount equal to 15% of the employee's payroll contribution. Upon completion of 5 years of participation in the program, the Company match to the employee contribution automatically increases to 20%.

        All Named Executive Officers participated in the ESPP in 2009.

Perquisites and Other Personal Benefits

        The Company provides perquisites to the Named Executive Officers that it believes are reasonable and consistent with its overall compensation program. The Compensation Committee periodically reviews the level of perquisites provided to the Named Executive Officers. The Company does not reimburse executives for income taxes related to executive perquisites. Perquisites provided to the Named Executive Officers in 2009 are as set forth in the "All Other Compensation" column and footnote 5 of the Summary Compensation Table on page 36.

Health and Welfare Benefits

        The Company offers group medical, dental, vision, group life insurance and disability coverage in a flexible benefits package to all active employees of the Company and its subsidiaries, including the Named Executive Officers. Every employee is provided life insurance and accidental death coverage up to one times his or her base salary at no charge to the employee. The employee for an additional charge may obtain coverage up to four times base salary. The Company provides long-term disability coverage up to $10,000 per month.

Employment, Severance and Change in Control Arrangements

        The Company has entered into employment agreements with Named Executive Officers Patrick, Richmond and Stewart. The employment agreements contain provisions for severance benefits as an inducement to recruitment. Each such Named Executive Officer requested the provision prior to his acceptance of the employment position. The Company has a severance agreement with Named Executive Officer Madden. The Company believes that the severance benefits payable under the applicable employment or severance agreements are consistent with industry practice. In addition, the Company has change in control agreements with its Named Executive Officers. See the section entitled "Employment, Severance and Change in Control Arrangements" beginning on page 42 for a complete discussion of the arrangements with the Named Executive Officers.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code, limits the tax deductibility of compensation paid to the Company's executive officers in excess of $1 million in any year. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Performance-based compensation such as annual cash incentive compensation and stock-option awards meet these requirements, and as such are deductible by the Company when they are paid to the executive officer. It is the intent of the Compensation Committee to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Internal Revenue Code so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation.

        In 2006, the Compensation Committee adopted and the shareholders approved the Walter Energy, Inc. Executive Incentive Plan (the "EI Plan"). Under the terms of the EI Plan, the maximum annual cash incentive that may be awarded to all executive officers participating in the EI Plan is 3% of the Company's operating income. The maximum cash payment that may be made to any single executive officer under the EI Plan may not exceed 50% of the award pool. The Compensation Committee is responsible for determining those executive officers who may participate in the EI Plan and the nature and amount of each award. The Compensation Committee has discretion under the EI Plan to decrease the size of the award pool, to modify any award target for any executive officer or make no award. In 2009, approximately nine executive officers were eligible to participate in the EI Plan.

Other Compensation Policies

Equity Stock Ownership Policy

        Management and the Board believe that the Company's executive officers should have a meaningful equity interest in the Company. On February 27, 2009, the Company adopted a stock ownership policy that encourages the acquisition and retention of Company stock. The Company's Chief Executive Officer and its President and Chief Operating Officer are encouraged to acquire and retain Company stock having a value equal to five times their base salary. Other executive officers are encouraged to acquire and retain Company stock having a value equal to a specific multiple of 1.5 to 3 times their base salary. Prior to attaining the target ownership level, a 50% retention ratio requirement is in place that restricts the executive officers in their ability to sell stock obtained through company programs. All executive officers are encouraged to meet these ownership levels within five years of adoption of the policy or assumption of their executive positions.

        More information regarding the beneficial stock ownership of the Named Executive Officers can be found in the Ownership of Directors and Executive Officers table on page 49.

Compensation Recovery Policy

        On February 27, 2009, the Compensation Committee adopted a claw-back policy that provides that the Company will, to the extent permitted by law, obtain reimbursement of any cash incentive, equity compensation or severance plan disbursement where the payment was predicated upon the achievement of financial results that are subsequently the subject of restatement as a consequence of errors, omissions, fraud or misconduct. This claw-back policy was ratified by the approval of our stockholders to the amendments to the Company's 2002 Award Plan at our 2009 Annual Meeting.

        Errors, omissions, fraud or misconduct may include (but are not limited to) circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements, as enforced by the SEC, and the Committee has determined in its sole discretion that the participant knew of the material noncompliance or circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring such noncompliance to the attention of the appropriate individuals within the Company, or personally or knowingly engaged in practices which materially contributed to the circumstances that enabled the material noncompliance to occur.

 SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation earned by the Named Executive Officers for the years ended December 31, 2007, 2008 and 2009.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Victor P. Patrick	2009	501,599	0	876,545	787,139	276,485	0	70,627	2,512,395
Chief Executive	2008	418,053	0	382,385	168,305	499,433	0	68,609	1,536,785
Officer, Chief Financial Officer, General Counsel and Director	2007	381,000	0	428,052	145,485	263,983	0	51,282	1,269,802
George R. Richmond	2009	540,521	0	483,539	461,572	302,609	1,896,604	31,350	3,716,195
President, Chief	2008	488,053	0	608,207	168,305	719,842	366,000	30,900	2,381,307
Operating Officer and Director	2007	425,840	0	540,704	183,775	322,727	124,000	24,000	1,621,046
Charles C. Stewart	2009	308,750	0	193,221	193,502	137,541	642,687	25,350	1,501,051
President, Walter Coke, Inc., Walter Minerals, Inc., subsidiaries of the Company
Michael T. Madden	2009	277,650	0	109,812	109,969	86,962	217,266	9,327	810,986
Senior Vice President, Sales and Marketing

(1)
Our Named Executive Officers include each person who served as the principal executive officer or the principal financial officer and the next three most highly compensated executive officers who were serving as executive officers during 2009.

In 2009, Mr. Victor P. Patrick served as our principal executive officer and principal financial officer. Mr. Patrick retired from the Company effective March 12, 2010. The next three most highly compensated executive officers in 2009 are Messrs. George R. Richmond, Charles C. Stewart and Michael T. Madden.

(2)
The value of stock and option awards in these columns represent the grant date fair values of the equity awards granted in the 2009 fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options. Assumptions used in the calculation of these amounts are set forth in Note 5 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
These amounts reflect cash incentive awards earned by our Named Executive Officers in 2009 for the achievement of specific measurable financial and individual objectives under the Company's EI Plan. The awards are based on pre-established, performance-based targets, the outcome of which is uncertain at the time the targets are established, and therefore are reportable as "Non-Equity Incentive Plan Compensation" rather than as "Bonus". For a description of the Company's EI Plan, see the discussion of "Cash Incentive Compensation" on page 26.

(4)
Messrs. Richmond, Stewart and Madden participate in the Walter Pension Plan and the Walter Supplemental Pension Plan. The amount shown in this column reflects the aggregate change in the actuarial present value of the accumulated benefit for their accounts under the Walter Pension Plan and the Walter Supplemental Pension Plan from December 31, 2008 to December 31, 2009.

  Earnings on deferred compensation are not reflected in this column since the return on earnings is calculated in the same manner as earnings on externally managed investments of employees—see the Nonqualified Deferred Compensation Table on page 41.

(5)
All other compensation includes: Company Contributions to Savings Plan, Subsidiary 401(k) Plan and Supplemental Retirement Plan and Personal Benefits, as set forth below for fiscal year ended December 31, 2009.

The Company contributed the following amounts into the Savings Plan, Subsidiary 401(k) Plan and Supplemental Retirement Plan of the Named Executive Officers: Mr. Patrick, $46,627; Mr. Richmond, $7,350; Mr. Stewart, $7,350; Mr. Madden, $7,350.

  Personal Benefits

  Personal Benefits for Mr. Patrick total $24,000 for an automobile allowance.

  Personal benefits for Mr. Richmond total $24,000 for an automobile allowance.

  Personal benefits for Mr. Stewart total $18,000 for an automobile allowance.

  Personal benefits for Mr. Madden total $1,977 for the personal use of a company car.

GRANTS OF PLAN-BASED AWARDS

        The following table discloses the potential payouts under the Company's EI Plan for the year ended December 31, 2009 and the non-qualified stock options and restricted stock units awarded to the Named Executive Officers during the year ended December 31, 2009.

2009 Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(6)	All Other Option Awards: Number of Securities Underlying Options (#)(4)(6)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)(5)(6)		Grant Date Fair Value of Stock and Option Awards ($)(7)
											Closing Market Price ($/Sh)
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Victor P. Patrick		0	572,000	1,144,000
	2/27/09							16,372				288,818
	2/27/09								30,788	17.64	16.31	289,242
	9/8/09							10,311				587,727
	9/8/09								16,155	57.00	57.69	497,897
George R. Richmond		0	600,000	1,200,000
	2/27/09							19,080				336,593
	2/27/09								35,881	17.64	16.31	337,090
	9/8/09							2,578				146,946
	9/8/09								4,039	57.00	57.69	124,482
Charles C. Stewart		0	186,300	372,600
	2/27/09							10,953				193,221
	2/27/09								20,597	17.64	16.31	193,502
Michael T. Madden		0	167,508	335,016
	2/27/09							6,225				109,812
	2/27/09								11,706	17.64	16.31	109,969

(1)
Reflects cash incentive opportunities under the EI Plan for 2009. Cash incentive amounts actually earned by the Named Executive Officers in 2009 are reflected in the Summary Compensation Table "Non-Equity Incentive Plan Compensation" column.

(2)
February 27, 2009, was the Grant Date for annual equity awards. In addition, Messrs. Patrick and Richmond received equity awards in connection with their promotions on September 8, 2009.

(3)
Reflects time vested stock awards in the form of restricted stock units payable in the Company's Common Stock. Restricted stock units granted on February 27, 2009 vest in three equal installments on the first, second and third anniversary of the award grant date.

(4)
Reflects time vested non-qualified stock options to acquire our Common Stock. The stock options vest in three equal installments on the first, second and third anniversary of the option grant date and expire in ten years.

(5)
The exercise price is determined based on the average of the high and low prices of the Company's Common Stock as traded on the NYSE on the Grant Date.

(6)
The number of shares underlying options awarded and the related exercise prices and the number of restricted stock units awarded shown in the table are the amounts on the applicable Grant Date. The number of shares underlying the stock award, and the number of shares underlying the option award and related exercise price granted in February 2009, were subsequently adjusted to preserve the intrinsic value of the awards in connection with the spin-off of the finance business on April 17, 2009. See the 2009 Outstanding Equity Awards at Fiscal Year-End Table on page 39.

(7)
The values shown in the table are Grant Date fair values of the equity awards granted in the 2009 fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options. Assumptions used in the calculation of these amounts are set forth in Note 5 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The table discloses outstanding exercisable and unexercisable stock options and unvested restricted stock units outstanding as of December 31, 2009 for the Named Executive Officers.

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Victor P. Patrick	5,934	0	0	30.77	2/22/2016
	83,246	0	0	22.68	8/4/2016
	11,533	5,766	0	25.24	1/31/2017
	3,091	6,182	0	47.97	2/27/2018
	0	34,311	0	15.83	2/27/2019
	0	16,155	0	57.00	9/8/2019
						52,284	3,937,508
George R. Richmond	279,482	0	0	29.37	3/14/2016
	0	7,284	0	25.24	1/31/2017
	3,091	6,182	0	47.97	2/27/2018
	0	39,987	0	15.83	2/27/2019
	0	4,039	0	57.00	9/8/2019
						65,129	4,904,865
Charles C. Stewart	3,112	0	0	30.77	2/22/2016
	11,639	0	0	21.02	10/24/2016
	4,465	2,233	0	25.24	1/31/2017
	1,638	3,276	0	47.97	2/27/2018
	0	22,954	0	15.83	2/27/2019
						39,047	2,940,630
Michael T. Madden	1,787	0	0	5.48	2/19/2014
	1,543	0	0	17.89	2/25/2015
	1,368	0	0	30.77	2/22/2016
	34,639	0	0	21.02	10/24/2016
	2,428	1,214	0	25.24	1/31/2017
	541	1,081	0	47.97	2/27/2018
	0	13,045	0	15.83	2/27/2019
						26,752	2,014,693

(1)
The number of shares underlying options awarded and the related exercise prices and the number of restricted units awarded shown in the table are based on the amounts on the applicable grant date as adjusted under the anti-dilution provisions of the Company's 2002 Award Plan to preserve the intrinsic value of awards in connection with the spin-off of Mueller Water Products, Inc. on December 14, 2006 and the spin-off of the Company's finance business on April 14, 2009. With regard to the effect of the Mueller spin-off, the number of shares of the modified award was determined by multiplying the shares of the original award by 1.9426 and dividing the stock option exercise price by the same factor. With regard to the effect of the finance business spin-off, the number of shares of the newly modified award was determined by multiplying the shares underlying stock options and the number of restricted units at the spin-off date by 1.11445 and dividing the stock option exercise price by the same factor.

(2)
The stock option grants expire in ten years and vest in three equal annual installments on the first, second and third anniversary of the option grant date

(3)
Reflects time vested stock awards in the form of restricted stock units payable in the Company's Common Stock. Restricted stock units vest in equal installments over a three-year period, with the exception of the restricted stock units awarded on January 31, 2007, which vest on January 31, 2010.

(4)
Assumes a market value of $75.31 per share (the closing market price of the Company's stock on December 31, 2009).

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth the actual value received by the Named Executive Officer upon the exercise of stock options and vesting of restricted stock units in 2009.

2009 Option Exercises and Stock Vested

	NQSO Option Awards		RSU Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Victor P. Patrick	25,000	1,190,600	8,516	152,347
George R. Richmond	120,000	4,065,443	25,988	459,561
Charles C. Stewart	23,000	954,040	4,856	86,912
Michael T. Madden	0	0	1,957	35,063

(1)
Amount represents the difference in the aggregate exercise price and the aggregate market value of the shares acquired at time of exercise.

(2)
Based on the average of the high and low prices of the Company's Common Stock as traded on the NYSE on the vesting date.

PENSION BENEFITS

        The following table discloses the years of credited service, present value of accumulated benefits and payments made to Named Executive Officers participating in a pension plan for the year ended December 31, 2009.

2009 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Victor P. Patrick	—	—	—	—
George R. Richmond	Pension Plan	31	1,140,152	0
	Supplemental Pension Plan	31	3,938,652	0
Charles C. Stewart	Pension Plan	32	1,169,003	0
	Supplemental Pension Plan	32	1,413,478	0
Michael T. Madden	Pension Plan	13	284,399	0
	Supplemental Pension Plan	13	341,898	0

(1)
Messrs. Richmond, Stewart and Madden participate in a defined benefit pension plan. The Company has established a rabbi trust for purposes of providing this benefit. Calculation of the present value of the participating Named Executive Officer's benefits in the Pension Plan and the Supplemental Pension Plan reflects the same key assumptions described under the heading "Critical Accounting Estimates—Employee Benefits" in "Item 7 Management's Discussion and Analysis of Results of Operations and Financial Condition" and in Note 11 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

  Benefits are based upon years of service and the highest average annual compensation, including overtime pay, incentive compensation and specified other forms of compensation reportable as wages taxable for Federal income tax purposes, for five consecutive years of earnings within the final ten years of employment by the participant. The plan is integrated with social security. Normal retirement under the Pension Plan is age 65, provided the participant has at least 5 years of service. Early retirement benefits are available under the Pension Plan at age 50 provided the participant has at least 10 years of service. Enhanced early retirement benefit payments are available under the Pension Plan upon the attainment of 80 points, a combination of age and years of service.

  The present value of accumulated benefits is the present value of the total amount credited as of December 31, 2009 under the Pension Plan and the Supplemental Pension Plan. Present value of the monthly installments under the Walter Supplemental Pension Plan is paid out in a single lump sum following retirement.

  The Present Value of Accumulated Benefit reflects the present value of pension benefits payable at the earliest time the participating Named Executive Officer may retire without significant benefit reduction. See also the discussion of "Defined Benefit Plan" on page 32.

NONQUALIFIED DEFERRED COMPENSATION

        The following table discloses contributions, earnings and balances of the Supplemental Retirement Plan and the Deferred Compensation Plan for the participating Named Executive Officers for the year ended December 31, 2009.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Victor P. Patrick	0	20,704	17,472	0	72,087
George R. Richmond	0	0	0	0	0
Charles C. Stewart	0	0	0	0	0
Michael T. Madden	0	0	0	0	0

(1)
Reflects Company matching contributions to the Supplemental Retirement Plan which serves as an excess savings plan when tax limitations are reached under the tax qualified Savings Plan. Amounts in this column have been reported in the "Other Compensation" column of the Summary Compensation Table on page 36.

(2)
The Company does not pay above market interest or preferential dividends on investments in the Supplemental Retirement Savings Plan or the Deferred Compensation Plan. Earnings are calculated in the same manner as earnings on externally managed investments for employees participating in the Company sponsored tax-qualified Retirement Savings Plan.

(3)
Funds have been set aside in a rabbi trust for purposes of providing this benefit. The amounts reflected in this column relating to Company Contributions ($26,806) have been reported in the Company's previously filed proxy statements.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

        The Company has employment agreements with each of the following Named Executive Officers.

        Victor P. Patrick.    Mr. Patrick's employment agreement dated December 31, 2009 provides for an annual base salary of $660,000, effective September 8, 2009, subject to such periodic adjustments as may be approved by the Compensation Committee. Mr. Patrick will also have an annual target bonus opportunity of 100% of annual base salary, participation in group life and health insurance benefit plans and retirement plans generally applicable to the Company's salaried executives, a car allowance of $2,000 per month, one month vacation each year, reimbursement of club membership expenses and relocation expenses, as well as reimbursement of reasonable out-of-pocket business expenses. Mr. Patrick is entitled to participate in the Company's long term incentive plan, and in connection with his promotion on September 8, 2009, Mr. Patrick received an equity award having an economic value of $1 million, the value of which was split equally between non-qualified stock options and restricted stock units, with each vesting in equal annual installments over a three year period. In the event of termination other than for cause (defined as a failure to act in accordance with the reasonable instructions of the Board of Directors, conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business affairs of the Company or any other felonious or willful conduct that is demonstrably detrimental to the best interests of the Company or any affiliate or subsidiary), or resignation for good reason (defined as a significant diminution in pay or responsibilities, or a material breach of the terms of the agreement), Mr. Patrick will be entitled to (a) pay continuation of a period of 12 months of base salary and target bonus in effect at the time of the separation, (b) pay continuation for a period of 12 additional months of base pay, (c) a pro-rata bonus under the Company's annual bonus plan based on the portion of the year actually worked up to the time of separation and computed based on actual annual performance, and (d) continued participation in the Company's benefit plans until the earlier of (1) the 24 month anniversary of the termination date or (2) the date on which he becomes eligible to receive comparable benefits from subsequent employment. In addition, for a period of 24 months following any termination of employment, Mr. Patrick will be bound by non-competition and non-solicitation provisions.

        George R. Richmond.    Mr. Richmond's employment agreement dated March 13, 2006, as amended, provides for an annual base salary which is currently $618,000, subject to such periodic adjustments as may be approved by the Compensation Committee. Mr. Richmond will also have an annual target bonus opportunity of 100% of annual base salary, participation in group life and health insurance benefit plans and retirement plans generally applicable to the Company's salaried executives, and Mr. Richmond's participation in the Company's supplemental pension plan is funded through a rabbi trust. Mr. Richmond is also entitled to a car allowance of $2,000 per month, five weeks vacation each year, as well as reimbursement of reasonable out-of-pocket business expenses. Mr. Richmond is entitled to participate in the Company's long term incentive plan, and in connection with his promotion on September 8, 2009, Mr. Richmond received an equity award having an economic value of $250,000, the value of which was split equally between non-qualified stock options and restricted stock units, with each vesting in equal annual installments over a three year period. In the event of involuntary termination, other than for cause, as defined in the agreement, or resignation for good reason (defined as a significant diminution in pay or responsibilities, or a material breach of the terms of the agreement), he is entitled to 18 months of salary continuance, including base salary; a pro-rata bonus for the portion of the fiscal year actually worked computed in accordance with the plan terms to the date of termination plus 12 months of additional bonus computed at the target level in effect at the time of termination; and 18 months of continuing benefits. Mr. Richmond's agreement also provides that for a period of three years after termination of employment he will be bound by a non-competition provision.

        Charles C. Stewart.    Mr. Stewart's employment agreement dated July 30, 2007, as amended, provides for an annual base salary which is currently $319,815, subject to such periodic adjustments as may be approved by the Compensation Committee. Mr. Stewart will also have an annual target bonus opportunity of 60% of annual base salary, participation in group life and health insurance benefit plans and retirement plans generally applicable to the Company's salaried executives, and Mr. Stewart's participation in the Company's Supplemental Pension Plan is funded through a rabbi trust. Mr. Stewart is also entitled to a car allowance of $1,500 per month, twenty-five vacation days each year, as well as reimbursement of reasonable out-of-pocket business expenses. In the event of involuntary termination, other than for cause, as defined in the agreement, he is entitled to 12 months of salary continuance and 12 months of bonus computed at the target level in effect at the time of termination, as well as 12 months of continuing benefits. Mr. Stewart's agreement also provides that for a period of one year after termination of employment he will be bound by a non-competition provision.

Severance Agreement

        Michael T. Madden.    In the event of involuntary termination, other than for cause, Mr. Madden's severance agreement dated October 30, 2006, provides for the continuation salary for 12 months, as well as 12 months of continuing benefits. Mr. Madden's agreement also provides that for a period of one year after termination of employment he will be bound by a non-competition provision.

Change In Control Agreements

        The Company entered into change in control agreements with Messrs. Patrick, Richmond, Stewart and Madden prior to 2009. Mr. Patrick retired from the Company on March 12, 2010, thereby resulting in the termination of his change in control agreement.

        The change in control agreements are intended to provide for continuity of management in the event of a change in control of the Company. Under the change in control agreements, if employment is terminated other than for 'Cause' (which includes: willful and continual refusal to perform employment duties; conviction of a felony; or willful conduct that is demonstrably and materially injurious to the Company) within 24 months following a change in control, each participating Executive Officer would be entitled to a lump-sum payment equivalent to two times base salary and annual incentive bonus, generally calculated as the average of actual annual incentive bonuses over the preceding three years (one fourth of this amount is consideration for the executive officer entering into a non-competition agreement), pro rata annual incentive bonus based on actual year-to-date performance, continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months, the immediate vesting of all unvested stock options and/or restricted stock units and outplacement services from a nationally recognized firm. The agreements provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company. The payments would also be due following a voluntary resignation for 'Good Reason,' (which includes: assigning the executive officer duties that are materially inconsistent with the current position or materially reducing or altering the executive officer's position; reducing the executive officer's base salary; failing to continue in effect any of the Company's benefit plans in which the executive officer participates unless such failure to continue the benefits pertains to all plan participants generally; failing to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under the agreement; or materially breaching any of the provisions of the agreement). The agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company related plan or program.

        In addition to the foregoing, Mr. Madden's change in control agreement provides that in the event of a qualifying termination he will be considered fully vested in the Company's retiree medical plan and will receive a lump sum payable under the Company's Supplemental Pension Plan equal to the difference of the present value of the Pension Plan benefit calculated based on an enhanced benefit payment based on the attainment of 80 points and the present value of the Pension Plan benefit on the effective date of the qualifying termination.

 POTENTIAL PAYMENTS UPON A TERMINATION OF EMPLOYMENT OR
CHANGE IN CONTROL

        The following table illustrates potential payments and benefits to Named Executive Officers Messrs. Patrick, Richmond, Stewart and Madden as of December 31, 2009 under then-existing contracts, agreements, plans or arrangements with the Company for an involuntary termination of employment not for cause or a qualifying termination following a change in control, assuming a December 31, 2009 termination date. To the extent payment and benefits are generally available to employees on a non-discriminatory basis, including benefits payable upon death or disability, or are fully disclosed under "Pension Benefits" or "Nonqualified Deferred Compensation" above, they are excluded from this table.

Name	Cash Severance(1)	Vesting of Unvested Long Term Incentive Awards(2)	Retirement Benefits(3)	Health and Welfare Continuation	Outplacement Services(4)	Gross-Up on Excise Tax	Total
Involuntary Termination Not For Cause(5)
Victor P. Patrick	$2,256,485	$0	$0	$36,948	$0	$0	$2,293,433
George R. Richmond	$1,802,609	$0	$0	$20,910	$0	$0	$1,823,519
Charles C. Stewart	$496,800	$0	$0	$12,737	$0	$0	$509,537
Michael T. Madden	$279,180	$0	$0	$17,849	$0	$0	$297,029
Qualifying Termination Following a Change In Control
Victor P. Patrick	$2,360,313	$6,731,841	$0	$36,948	$231,000	$0	$9,360,102
George R. Richmond	$2,331,632	$7,890,972	$0	$27,881	$210,000	$0	$10,460,485
Charles C. Stewart	$1,236,749	$4,507,304	$0	$25,474	$108,675	$0	$5,878,202
Michael T. Madden	$1,049,567	$2,880,950	$594,209	$35,697	$97,713	$913,114	$5,571,250

(1)
Involuntary termination represents base pay plus annual incentive payment as specified in the executive officer's employment agreement. Change in Control represents 2 times base pay and annual incentive plus pro rata annual incentive payment for the current year.

(2)
Includes non-qualified stock options, net of exercise price, and restricted stock units based on the closing stock price of our Common Stock of $75.31 on December 31, 2009 which will vest in the event of a qualifying termination following a change in control.

(3)
No additional amounts under the Company's retirement plans are payable upon the triggering events for Named Executive Officers Patrick, Richmond and Stewart. The amounts presented in the table for Mr. Madden reflect the additional benefits payable to him under the Company's retiree medical plan and the Company's Supplemental Pension Plan assuming a qualifying termination on December 31, 2009 following a change in control.

(4)
Represents outplacement services for a maximum of 24 months, not to exceed 35% of the executive officer's salary on the effective date in the event of a qualifying termination pursuant to a change in control.

(5)
For Named Executive Officers Patrick and Richmond, these amounts will also be paid for a termination resulting from a resignation for "good reason," defined as a significant diminution in pay or responsibilities, or a material breach of the terms of their employment agreement by the Company.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee reports as follows with respect to the audit of the Company's consolidated financial statements for the year ended December 31, 2009:

        The Audit Committee's responsibility is to monitor and oversee the Company's financial reporting, internal controls and audit functions. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended December 31, 2009 with management and Ernst & Young LLP, the Company's independent auditors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; selecting and applying accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company's independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting as of December 31, 2009.

        Management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the Company's internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (the "SEC"), as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2009.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and Public Company Accounting Oversight Board Auditing Standard No. 5, "An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements." In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required pursuant to Rule 3526 of the Public Company Accounting Oversight Board "Communication with the Audit Committees Concerning Independence," and the Audit Committee has discussed with Ernst & Young LLP their firm's independence.

        Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee's review of the representations of management, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE JERRY W. KOLB,Chairman PATRICK A. KRIEGSHAUSER A.J. WAGNER

 FEES PAID TO INDEPENDENT AUDITORS

        The independent registered public accounting firm of the Company is Ernst & Young LLP. The aggregate fees billed by Ernst & Young LLP to the Company for the audit of the Company's annual consolidated financial statements and services rendered by the independent registered public accounting firm for the fiscal years ended December 31, 2009 and December 31, 2008 are set forth below.

	Fiscal Years
	2009	2008
	($ in thousands)
AUDIT FEES(1)	$2,326	$3,340
AUDIT RELATED FEES(2)	0	32
TAX FEES(3)	0	9
ALL OTHER FEES(4)	22	2

TOTAL FEES	$2,348	$3,383

(1)
Audit Fees for fiscal years 2009 and 2008 include fees for professional services performed by Ernst & Young LLP for annual audits and quarterly reviews of the consolidated financial statements of the Company. For fiscal year 2009, these services also include services performed in connection with the spin-off of the financing business with a publicly traded real estate investment trust and the discontinued operations of the homebuilding business. For fiscal year 2008, these services also include services performed in connection with the Company's equity offering in June 2008 and the audits of subsidiary financial statements in connection with the announced spin-off and merger of the financing business with a publicly traded real estate investment trust.

(2)
For fiscal year 2008, audit-related fees primarily represent services performed in connection with the announced spin-off and merger of the financing business with a publicly traded real estate investment trust.

(3)
Tax Fees consist of professional services rendered by Ernst & Young LLP for tax advice for fiscal year 2008.

(4)
All Other Fees consist principally of research tools and business continuity work provided by Ernst & Young LLP in fiscal year 2009 and research tools in fiscal year 2008.

        The Audit Committee has concluded that the provision of the non-audit services listed above as "All Other Fees" is compatible with maintaining the auditors' independence.

Approval of Audit and Non-Audit Services

        All audit and permitted non-audit services to be performed by the Company's independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee, consistent with the charter of the Audit Committee posted on the corporate governance page of the Company's website at www.walterenergy.com. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor's independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee's pre-approval of non-audit services is specific as to the services to be provided. The provision of any additional non-audit services during the year must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee not to exceed $50,000. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants for the Company and its subsidiaries to audit its consolidated financial statements and effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2010. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board, at the request of the Audit Committee, has decided to ascertain the position of the shareholders on the appointment. If the appointment is not ratified by an affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at this Annual Meeting, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year.

        One or more representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Required Vote for Approval and Recommendation of the Board of Directors

        The appointment of Ernst & Young LLP as independent certified public accountants for the year ending December 31, 2010 will be ratified if approved by the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions from voting will have the same effect as a vote against the appointment of Ernst & Young LLP as independent registered public accountants. Brokers should have discretion under NYSE rules to vote uninstructed shares on this proposal. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the year ending December 31, 2010.

Our Board of Directors unanimously recommends that stockholders vote "FOR" ratification of the appointment of the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock (the "Reporting Persons") to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to the Reporting Persons were complied with during the fiscal year ended December 31, 2009, with the exception that the Forms 4 submitted in connection with the annual equity awards to our directors, Messrs. Clark, Kolb, Kriegshauser, Leonard, Rethore, Tokarz and Wagner were accepted for filing six days late due to an error on the part of the Corporate Secretary's office.

OWNERSHIP OF PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of March 15, 2010 (except where otherwise indicated), information as to those holders (other than officers and directors of the Company) known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock. Except as indicated below, to the knowledge of the Company, each stockholder indicated in the following table has sole voting and investment power as to the shares shown.

Name and Mailing Address	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
BlackRock, Inc.(1) 40 East 52nd Street New York, New York 10022	3,506,298	6.57%
Harris Associates Inc.(2) Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790	3,483,200	6.53%

(1)
According to the Schedule 13G filed by BlackRock, Inc. on January 29, 2010 (the "BlackRock 13G"), BlackRock, Inc. beneficially owns an aggregate of 3,506,298 shares. According to the BlackRock 13G, BlackRock has the power to vote or direct the voting of, and dispose or direct the disposition of 3,506,298 shares.

(2)
According to the Schedule 13G filed by Harris Associates L.P. and Harris Associates Inc. for itself and as general partner of Harris Associates, L.P. ("Harris") on February 11, 2010 (the "Harris 13G"), Harris beneficially owns an aggregate of 3,483,200 shares. According to the Harris 13G, Harris has sole power to vote or to direct the voting of and the sole power to dispose or to direct the disposition of 3,483,200 of the shares.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following tables furnish information, as of March 15, 2010, as to: (1) shares of Common Stock beneficially owned by each current director, and each Named Executive Officer of the Company and (2) shares of Common Stock beneficially owned by all current directors and executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, to the knowledge of the Company, each person indicated in the following table has sole voting and investment power as to the shares shown.

Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Outstanding
Howard L. Clark, Jr.	59,982	(1)	*
Jerry W. Kolb	31,967,	(2)	*
Patrick A. Kriegshauser	27,914	(3)	*
Joseph B. Leonard	4,710	(4)	*
Victor P. Patrick	139,779	(5)	*
Bernard G. Rethore	31,577	(6)	*
George R. Richmond	217,600	(7)	*
Michael T. Tokarz	80,260	(8)	*
A. J. Wagner	15,369	(9)	*
Charles C. Stewart	52,091	(10)	*
Michael T. Madden	51,752	(11)	*
All current directors and executive officers as a group (13 individuals)	723,181	(12)	1.3%

*
Less than 1% of outstanding Common Stock

(1)
Includes 1,982 restricted stock units and options outstanding to acquire 50,230 shares of Common Stock exercisable currently or within 60 days of March 15, 2010. Mr. Clark holds an aggregate of 7,770 shares of Common Stock in a margin account in accordance with the terms and conditions of the brokerage firm's customary margin account requirements.

(2)
Includes 1,982 restricted stock units and options outstanding to acquire 25,485 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(3)
Includes 661 restricted stock units and options outstanding to acquire 24,253 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(4)
Includes options outstanding to acquire 4,049 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(5)
Includes options outstanding to acquire 0 shares of Common Stock exercisable currently or within 60 days of March 15, 2010. Mr. Patrick holds an aggregate of 98,438 shares of Common Stock in a margin account in accordance with the terms and conditions of a brokerage firm's customary margin account requirements.

(6)
Includes 1,982 restricted stock units and options outstanding to acquire 15,595 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(7)
Includes options outstanding to acquire 166,277 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(8)
Includes 1,322 restricted stock units and options outstanding to acquire 78,938 shares of Common Stock exercisable currently or within 60 days of March 15, 2010. These numbers do include any amounts credited to Mr. Tokarz's stock equivalent account under the Company's Amended and Restated Directors' Deferred Fee Plan.

(9)
Includes 661 restricted stock units and options outstanding to acquire 12,708 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(10)
Includes options outstanding to acquire 32,377 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(11)
Includes options outstanding to acquire 38,213 shares of Common Stock exercisable currently or within 60 days of March 15, 2010.

(12)
Includes options outstanding to acquire 723,249 shares of Common Stock by all current directors and executive officers under stock options exercisable currently or within 60 days of March 15, 2010.

OTHER MATTERS

        The Board and management do not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

2011 Stockholder Proposals or Nominations

        Stockholder proposals must conform to the Company's by-laws and the requirements of the SEC.

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2011 proxy statement. Any stockholder intending to present a proposal for inclusion in the Company's proxy materials at the 2011 Annual Meeting must provide timely written notice of the proposal to our Corporate Secretary, 4211 W. Boy Scout Blvd., Tampa, Florida 33607, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2). The Company must receive the proposal by November 25, 2010, for possible inclusion in the Proxy Statement. If the date of the 2011 Annual Meeting changes by more than 30 days from April 21, 2010, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2011 Annual Meeting. The Company will determine whether to include a proposal in the Proxy Statement in accordance with Securities and Exchange Commission rules governing the solicitation of proxies.

        In addition, under our By-laws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2011 Annual Meeting must give timely written notice to our Corporate Secretary at the address set forth below. A nomination or proposal for the 2011 Annual Meeting will be considered timely if it is received no earlier than January 1, 2011 and no later than January 21, 2011. If the date of the 2011 Annual Meeting is advanced by more than 20 days or is delayed by more than 90 days from April 21, 2011, then to be timely the nomination or proposal must be received by the Company no earlier than the 110th day prior to the 2011 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting and the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company's By-laws. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our By-laws. The By-laws are posted on the corporate governance link on the "Investors" page of our website at www.walterenergy.com. To make a submission or to request a copy of our By-laws, stockholders should contact our Corporate Secretary at 4211 W. Boy Scout Blvd., Tampa, Florida 33607. The mailing address of the Company is P.O. Box 20608, Tampa, Florida 33622-0608.

Householding of Proxy Materials

        SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. Each stockholder continues to receive a separate proxy card. This process, which is commonly referred to as "householding", provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting the Company's Investor Relations Department by writing to 4211 W. Boy Scout Blvd., Tampa, Florida 33607, by calling Investor Relations at (813) 871-4027, or by sending an e-mail to investorrelations@walterenergy.com.

By Order of the Board

Tampa, Florida March 23, 2010	CATHERINE C. BONA Secretary Walter Energy, Inc.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date WALTER ENERGY, INC. M22291-P93293 WALTER ENERGY, INC. 4211 W. BOY SCOUT BLVD. P.O. BOX 20608 TAMPA, FL 33607 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2010. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the items listed above. For All Withhold All For All Except 0 0 0 0 0 0 Vote on Directors 01) Howard L. Clark, Jr. 02) Jerry W. Kolb 03) Patrick A. Kriegshauser 04) Joseph B. Leonard 05) Bernard G. Rethore 06) George R. Richmond 07) Michael T. Tokarz 08) A. J. Wagner 1. To elect as Directors of Walter Energy, Inc. the eight nominees listed below: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 20, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 20, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walter Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Walter Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. The Board of Directors recommends you vote FOR the following proposal:

WALTER ENERGY, INC. Annual Meeting of Stockholders - April 21, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of Walter Energy, Inc., a Delaware corporation, hereby appoint(s) Michael T. Tokarz and Catherine C. Bona, and either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Walter Energy, Inc., to be held on April 21, 2010 at 10:00 a.m., local time, at the Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, AL 35244, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock of Walter Energy, Inc. which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side M22292-P93293 ADMISSION TICKET 2010 Annual Meeting of Stockholders April 21, 2010 at 10:00 a.m. at the Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244 (1-800-996-3739) From Birmingham International Airport Leaving the airport, take I-20 west through downtown Birmingham. At the I-65 junction take I-65 South to the I-459 junction and take I-459 South. Take exit #13 (Hoover-Pelham). Turn Left. The Wynfrey Hotel is on the right, second Galleria entrance. From Atlanta, GA, Montgomery, AL, Huntsville, AL, Memphis, TN or Nashville, TN Toward Birmingham, to I-459 Junction, take I-459 South Take exit #13 (Hoover-Pelham). Turn Left. The Wynfrey Hotel is on the right, second Galleria entrance. From Meridian, MS and Chattanooga, TN Toward Birmingham, take I-59/I-20 to I-459 Junction. Take I-459 North. Take exit #13 (Hoover-Pelham). Turn Right. The Wynfrey Hotel is on the right, second Galleria entrance. If you submit your proxy by telephone or Internet, do not return your proxy card. Thank you for your proxy submission. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.